                                                Filed pursuant to Rule 424(b)(5)
                                                Registration Number 333-13909

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 6, 1997

                                      LOGO

                  54,673,871 RIGHTS TO PURCHASE COMMON SHARES
                            4,970,352 COMMON SHARES

                                --------------

  Security Capital Industrial Trust ("SCI") is the largest publicly held, global owner and operator of distribution properties headquartered in the United States based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users in their individual markets through the SCI International Operating System(TM). SCI has elected to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes and pays regular quarterly distributions to its shareholders. The last reported sale price of SCI's common shares of beneficial interest, par value $.01 per share (the "Common Shares"), which are listed under the symbol "SCN", on the New York Stock Exchange (the "NYSE") on August 6, 1997 was $21 3/4. See "Price Range of Common Shares and Distributions".

  This Prospectus Supplement relates to (a) 54,673,871 rights (the "Rights") to subscribe for and purchase Common Shares and (b) the 4,970,352 Common Shares that are issuable by SCI upon exercise of the Rights (the "Offering"). SCI is issuing as a dividend, at no cost, to each holder of Common Shares of record as of the close of business on August 6, 1997 (the "Record Date"), one Right for each Common Share held. Eleven Rights entitle the holder thereof to purchase one Common Share at the subscription price of $21 per Common Share (the "Subscription Price"). The Subscription Price is equal to 94.7% of the average closing price of the Common Shares on the NYSE over the five-day period prior to the Record Date. The Board of Trustees of SCI (the "Board") set the Subscription Price at a discount to such five-day average closing price in order to try to provide liquidity for the Rights and to raise additional capital through the exercise of the Rights. See "The Merger Transaction-- Description of the Merger". Rights will be evidenced by transferable Rights certificates and will expire at 5:00 p.m., Eastern Daylight Time, on September 9, 1997, or such later date as SCI may determine in its sole discretion (the "Expiration Date"). The Rights will be traded on the NYSE under the symbol "SCN-RT"; however, no assurance can be given that a public market will develop or be sustained for the Rights. See "The Offering".

  A holder of Common Shares on the Record Date who validly exercises all of such shareholder's Rights may also oversubscribe (the "Oversubscription Privilege"), at the Subscription Price, for additional Common Shares covered by this Prospectus Supplement that have not been purchased through the exercise of Rights ("Unsubscribed Shares"), which does not include Common Shares underlying the Rights issued to Security Capital Group Incorporated ("Security Capital"), which will not be available for oversubscriptions or for sales to third parties. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. Shareholders of SCI who do not exercise all of their Rights will own a smaller relative equity ownership and voting interest in SCI after the Offering and the Merger transaction described below. Shareholders who do not exercise their Rights may offer to sell them through a securities broker up to the close of the NYSE on September 8, 1997, although no assurance of a sale can be given. There is no minimum number of Common Shares required to be sold as a condition to the consummation of the Offering. Simultaneously with the offering of Common Shares to Rights holders, Security Capital Markets Group Incorporated ("Capital Markets Group"), an affiliate of SCI's REIT manager, will act as placement agent to sell Unsubscribed Shares to third parties, on a best efforts basis, at the Subscription Price. See "The Offering".

  The closing of the Offering is expected to be concurrent with the consummation of the merger (the "Merger") of SCI's REIT manager, Security Capital Industrial Incorporated (the "REIT Manager" or "REIT Management"), and its property manager, SCI Client Services Incorporated ("SCI Client Services"), into a newly formed subsidiary of SCI. The meeting of SCI's shareholders to vote on the Merger is currently expected to be held on or about September 8, 1997, and it is expected that the Merger will close on such date and that the Offering will close a few days after such date. However, the closing of the Offering is not conditioned on the closing of the Merger. The REIT Manager and SCI Client Services are owned by Security Capital, which owned approximately 44% of the outstanding Common Shares at July 31, 1997 (which could increase to approximately 46% after the Offering and the Merger if no Common Shares are purchased in the Offering). See "The Merger Transaction". The Offering is designed to allow SCI's shareholders (other than Security Capital) the opportunity to maintain (and, to the extent a shareholder successfully oversubscribes for Common Shares pursuant to the Oversubscription Privilege, to increase) their relative ownership in SCI by purchasing additional Common Shares at a price which is below the price at which Security Capital is receiving Common Shares in the Merger. Security Capital has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. See "The Offering--Principal Shareholder".

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT  RELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

                                --------------

                                            PRICE TO   UNDERWRITING PROCEEDS TO
                                             PUBLIC    DISCOUNT(1)     SCI(2)
                                          ------------ ------------ ------------
Per Share................................    $21.00        None        $21.00
Total.................................... $104,377,392     None     $104,377,392

-------
(1) SCI has agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "The Offering--Unsubscribed Shares and Third Party Sales".
(2) Before deducting estimated expenses of $350,000 payable by SCI.

                                --------------

           The date of this Prospectus Supplement is August 6, 1997.

                       SECURITY CAPITAL INDUSTRIAL TRUST
                           DIVERSIFIED TARGET MARKET

                                    [MAP]
                                   [GRAPH]


  SCI OR ITS AFFILIATES MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE RIGHTS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held, global owner and operator of distribution properties headquartered in the United States based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

    1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities globally;

    2. An organizational structure and service delivery system built around the customer-SCI believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

    3. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for SCI's low office finish distribution space product; and

    4. Over 270 professionals in 33 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI International Operating System(TM) which is comprised of the Market Services Group, the Global Services Group and the Global Development Group that utilize SCI's national and international network of distribution space to provide an exceptional level of customer service including development on an international, national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. Through its affiliation with the REIT Manager, SCI has access to services, including: (i) expertise in market research, (ii) building and land acquisition and due diligence, (iii) master-planned distribution park design and building construction, (iv) marketing, asset and leasing management and
(v) capital markets and financial operations, which provide SCI with the same resources as a fully integrated operating company. See "The Merger Transaction" for a description of an agreement that SCI has entered into with Security Capital, which owns the REIT Manager and SCI Client Services, to merge the REIT Manager and SCI Client Services into a newly formed subsidiary of SCI in exchange for Common Shares.

  SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities for both warehousing and light manufacturing uses. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 15 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building a deep organization in both Mexico and Europe as part of the SCI International Operating System(TM).

  SCI highlights include:

  . At June 30, 1997, SCI was servicing 2,532 customers (2,904 customer leases) including 313 targeted customers of which 188 are multiple market customers.

  . At June 30, 1997, SCI's operating portfolio contained 85.3 million square feet in 976 buildings; SCI had an additional 7.2 million square feet under development in 54 buildings for a total of 92.5 million square feet in 1,030 buildings either operating or under development. The total aggregate cost of the 92.5 million square feet (including properties under development at total budgeted cost) is $2.822 billion ($30.51 per square foot average).

  . At June 30, 1997, SCI's stabilized portfolio of 77.8 million square feet was 95.53% leased (94.34% occupied), and the total operating portfolio of
    85.3 million square feet, which includes 7.5 million pre-stabilized square feet, was 92.29% leased (90.11% occupied).

  . During the first six months of 1997, a total of 13.9 million square feet was leased in 533 transactions through the operation of the SCI International Operating System(TM). During the first six months of 1997, rental rates on new and renewed leases on previously leased space for the operating portfolio increased an average of 19.5%.

  .During the first six months of 1997, SCI acquired 2.9 million square feet of distribution space in the United States and internationally for a total expected investment of $96.0 million in 14 transactions, an average of $33.10 per square foot.

  .At June 30, 1997, SCI had under letter of intent or contingent contract, subject to the completion of due diligence, acquisition opportunities totalling 3.1 million square feet of distribution properties at an acquisition cost of $94.1 million. Additionally, at June 30, 1997, SCI was in active negotiations for acquisition opportunities totalling approximately 4.5 million square feet of distribution properties, at an acquisition cost of approximately $157.4 million.

  .During the first six months of 1997, SCI commenced development of 4.7 million square feet of distribution space in 21 target markets. At June 30, 1997, SCI had 7.2 million square feet of distribution space under development in 24 target markets.

  .Inventory building starts totalled 3.6 million square feet in the first six months of 1997. Build-to-suit starts totalled 1.1 million square feet in the first six months of 1997. In addition, at June 30, 1997, SCI had
   2.1 million square feet of additional build-to-suit projects under letter of intent or in negotiations. At June 30, 1997, SCI had completed construction of 21.2 million square feet in 184 buildings that were 86.0% leased and 88.8% leased or committed.

  .At June 30, 1997, SCI owned 1,374 acres of development land and had fixed price options and rights of first refusal to acquire 515.2 acres and 36.2 acres, respectively, which in the aggregate, will permit the development of approximately 33.9 million square feet of additional distribution space in 33 target market cities. Also, at June 30, 1997, SCI had an additional
   773.1 acres under letter of intent or contingent contract, subject to the completion of due diligence, which will permit the development of approximately 11.7 million square feet of additional distribution space.

  .Security Capital, which owned approximately 44% of the Common Shares at July 31, 1997, owns the REIT Manager and has provided common equity investment capital to SCI at the same times and on the same terms made available to public investors and other shareholders.

  .SCI's long-term debt as a percentage of debt to total long-term book capitalization (including accumulated depreciation) was 28.7% at March 31, 1997 on an historical basis and was 30.1% at March 31, 1997 as adjusted to give effect to the Merger and SCI's public offering of $100.0 million of unsecured senior debt securities on July 11, 1997 and the Offering (assuming that the Offering is fully subscribed) and the application of the proceeds therefrom. At July 31, 1997, SCI had $49.1 million of borrowings outstanding under its $350 million unsecured line of credit facility.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                             TERMS OF THE OFFERING

                                         54,673,871 Rights, exercisable for an
Securities Offered...................... aggregate of 4,970,352 Common Shares.

Subscription Right...................... One Right per Common Share issued as a dividend to each holder of Common
                                         Shares on the Record Date. Eleven
                                         Rights entitle the holder to purchase
                                         one Common Share at the Subscription
                                         Price. See "The Offering".

Oversubscription Privilege.............. A holder of Common Shares on the
                                         Record Date who validly exercises all
                                         of such shareholder's Rights may also
                                         oversubscribe, at the Subscription
                                         Price, for additional Common Shares.
                                         Only holders of Common Shares on the
                                         Record Date will be entitled to the
                                         Oversubscription Privilege. See "The
                                         Offering--Oversubscription
                                         Privilege".

Third Party Sales....................... Simultaneously with the offering of
                                         Common Shares to Rights holders,
                                         Capital Markets Group will act as
                                         placement agent to sell Unsubscribed
                                         Shares to third parties on a best
                                         efforts basis, at the Subscription
                                         Price. See "The Offering--
                                         Unsubscribed Shares and Third Party
                                         Sales".

Expiration Date......................... September 9, 1997 at 5:00 p.m.,
                                         Eastern Daylight Time, or such later
                                         date as SCI may determine in its sole
                                         discretion. After such time, the
                                         Rights will become void and have no
                                         value.

Subscription Price...................... $21 per Common Share.

Closing Price of the Common Shares on
 the NYSE on March 24, 1997 (the day
 prior to announcement of the Offering
 and the Merger)........................
                                         $21 per Common Share.

Closing Price of the Common Shares on
 the NYSE on August 6, 1997.............
                                         $21 3/4 per Common Share.

Transferability of Rights............... The Rights are transferable until their expiration, subject to certain
                                         limitations, and may be traded on the
                                         NYSE only up to the close of the NYSE
                                         on September 8, 1997, the business
                                         day preceding the Expiration Date.
                                         See "The Offering--Method of
                                         Transferring Rights".

Subscription Agent...................... BankBoston, N.A.
                                         Corporate Reorganization
                                         Mail Stop 45-02-53
                                         150 Royall Street
                                         Canton, Massachusetts 02021

Common Shares Outstanding Before the
 Offering and the Merger................
                                         97,760,595

Common Shares Outstanding After the
 Offering and the Merger................
                                         106,422,970

Use of Proceeds......................... The Offering is intended to provide funds to repay borrowings under SCI's
                                         unsecured line of credit, for the
                                         acquisition and development of
                                         additional distribution properties,
                                         as suitable opportunities arise, for
                                         capital improvements to properties
                                         and for general corporate purposes.
                                         See "Use of Proceeds".

                                    BUSINESS

SCI GROWTH AND OPERATING STRATEGY

  Based on thorough research, SCI was created in June 1991 to take advantage of two strategic opportunities: first, the opportunity to build a national distribution and light manufacturing asset base at prices significantly below replacement cost and a land inventory at attractive prices; and second, to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to address and service a corporate customer's distribution facility requirements on a national, regional and local basis. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 15 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building a deep organization in both Mexico and Europe as part of the SCI International Operating System(TM). SCI's objective is to achieve long-term sustainable growth in cash flow through
(i) focusing its investments in markets with excellent long-term growth prospects and markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses, (ii) the SCI International Operating System(TM) and (iii) ownership or control of a significant inventory of land to enable SCI to take advantage of market opportunities and accommodate expansion or build-to-suit requirements of customers through development of new facilities.

  SCI's operating strategy is to achieve significant market presence in each target market city and selected submarkets in those cities through acquisitions and master-planned distribution park development. SCI defines market presence in terms of square feet of buildings and acres of development land owned and by the extent of SCI's relationships with customers having current and expected future space needs in such markets.

  SCI's growth and operating strategy is designed not only to meet the needs of today's distribution space users, which means providing functional, cost-effective facilities and a comprehensive level of service, but also to shape the future trends of the industry through innovation, service and product leadership consistent with SCI's long-term investment horizon.

  The SCI International Operating System(TM) is designed to provide substantial benefits to existing and prospective SCI customers, including:

  Relocation Capability. User requirements can change frequently, and SCI's presence in 37 national target markets and four international target markets and ownership structure of its facilities permit SCI to accommodate the needs of its customers by moving an existing customer within a market or between markets not only regionally and nationally, but also internationally. SCI has identified an additional 17 international target markets in Mexico and Europe that it is currently considering for expansion.

  Expansion Capability. SCI, through its development program, land inventory and existing facilities, works with existing customers who have expansion requirements to meet their growing business needs. Expansion may result in relocating a customer to larger SCI spaces in a given market or in developing a build-to-suit facility for such customer.

  Centrally Coordinated Program. SCI provides a single point of contact for multi-location users through Global Services Group professionals who are charged with building long-term customer relationships and ensuring that all SCI services and products are consistent in quality. SCI's experience to date suggests that many major corporate customers prefer working with one firm to meet their distribution space needs.

  Corporate Facilities Expertise. SCI's team of development professionals are focused exclusively on building facilities for SCI customers that incorporate the latest technology with respect to building design and building systems. SCI has developed uniform standards and procedures that it adheres to in the development of all its facilities throughout the United States and internationally.

  The SCI International Operating System(TM) is a key component of SCI's growth and operating strategy and is comprised of three groups: the Market Services Group, the Global Services Group and the Global Development Group.

  Market Services Group. This group is comprised of 24 Market Officers, 4 regional directors and 128 property management and leasing professionals. Market Officers have extensive experience (with an average of over 13 years) in marketing distribution space and are responsible for understanding the needs of existing and prospective customers in their respective markets. To meet such needs, Market Officers utilize their extensive knowledge of local market conditions, including the cost and availability of alternative space, and are supported by their team of property management and leasing professionals. Additionally, Market Officers have access to information regarding existing SCI customers who are expanding or relocating to various markets. A key role of the Market Officers is assisting the Global Services Group in identifying SCI customers with international or national, multi-market requirements. SCI believes that the Market Officers' access to national and international SCI resources provides significant stature and profile and improves their ability to serve customers in their local markets.

  On a regular basis, the Market Officer communicates with senior management in charge of that Market Officer's region for guidance on lease terms, as well as for national and local marketing assistance, and is able to take advantage of SCI's fully integrated national development and service capabilities. Market Officers do not develop projects or borrow or commit capital; they focus strictly on creating and maintaining relationships with industrial space users and industrial brokers, marketing SCI's products and identifying potential build-to-suit, acquisition and leasing opportunities in their target market cities.

  Global Services Group. The Global Services Group, comprised of 11 professionals, is dedicated to marketing SCI's services and products to the largest 1,000 users of distribution facilities globally. The Global Services Group is headquartered in Denver and has regional offices in Atlanta, Chicago, Dallas, Los Angeles, metropolitan New York and Amsterdam. A key function of this group is identifying companies whose reconfiguration and expansion of their distribution networks will create multi-market and/or build-to-suit opportunities and coordinating SCI services to those companies with the respective Market Officers and the Global Development Group. Global Services Group professionals build long-term relationships with SCI national and international customers and provide a single point of contact to simplify and streamline the execution of such customers' national and international distribution space plans. An ancillary benefit is research insights into national and international distribution and logistics trends gained through continuous interaction with Global Services Group clients.

  Global Development Group. The Global Development Group, comprised of 40 professionals, focuses substantial research and development efforts on creating industry-leading, master-planned distribution parks and buildings. Its members have extensive experience in development and construction of these facilities.

  This group is comprised principally of architects, engineers and construction professionals who oversee every aspect of the land planning and building design processes. This group also monitors the construction process and oversees the performance of third-party general contractors. The group's build-to-suit specialists and project managers (with an average experience level of 15 years) operate regionally to better serve their markets. The project managers supervise each project with continual oversight from SCI's headquarters in Denver, pursuant to uniform standards, procedures and specifications which have been carefully designed to achieve consistent quality.

  SCI believes the depth and breadth of the Global Development Group enhance the effectiveness of the Global Services Group and give the Market Officers a distinct competitive advantage for development and build-to-suit opportunities in their respective markets.

FOCUS ON RESEARCH-BASED GROWTH-ORIENTED MARKETS

  Based on its research, the REIT Manager has focused SCI on selected distribution markets in the United States, Mexico and Europe, where supply and demand factors have permitted high occupancies at increasing rental rates. The research indicates that demand for distribution and light manufacturing space in SCI's target market cities should be stable to strong in the near to medium term which should have a positive effect on leasing rates and cash flow growth. SCI believes that the primary factors influencing future supply and demand for distribution real estate in SCI's target market cities will be continued job and population growth, related regional and local company growth, reconfiguration of distribution networks, and quality and cost of labor. In addition,

SCI believes that short construction cycles targeted for SCI's distribution facilities, fragmented ownership and undercapitalization of local developers also contribute to the attractive supply and demand fundamentals in SCI's target markets.

  SCI focuses on three types of industrial investment markets: export/import growth markets, low cost manufacturing markets and growth distribution markets. SCI is being asked by its customers to expand its geographic scope and is evaluating these opportunities. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. SCI believes that the investment opportunities in Mexico and Europe provide significant growth opportunities for SCI as it expands its services platform.

  SCI is also evaluating alternatives to increase the services it provides to its customers. During the second quarter of 1997, SCI expanded into the refrigerated warehousing industry through the purchase of a majority economic interest in CS Integrated LLC ("CSI"). CSI owns 16 refrigerated warehouse facilities totaling 43.4 million cubic feet and two dry storage facilities. As a result of SCI's ongoing research into key logistics trends, SCI believes that the refrigerated storage industry represents an outstanding investment opportunity which should create significant shareholder value. The refrigerated warehousing industry is highly fragmented and provides an opportunity to build a national distribution network in the refrigerated warehousing industry. CSI plans to implement its growth strategy through additional corporate acquisitions and customer-driven opportunities, although there can be no assurance that this strategy will be successful.

MARKET PRESENCE

  In each target market city (or in selected submarkets in cities such as Dallas and Atlanta) in which SCI invests, SCI intends to become one of the major distribution space owners and operators within a four to seven-year period. SCI believes that significant market presence will provide the following benefits:

  Value Enhancement. The significant local owners and developers in a given market can usually generate above-market performance as measured by lease rates and occupancy because of their ability to reduce turnover through meeting their customers' needs to either expand or contract, by relocating them within existing inventory of distribution space or by developing new facilities. SCI believes that providing this flexibility permits it to realize higher effective lease rates and lower levels of ongoing tenant improvement investment. Effective implementation of this strategy requires a critical mass of customers and space and ongoing communication between customers and the Market Officers. SCI believes it has achieved this critical mass in the following 27 U.S. markets: Atlanta, Austin, Birmingham, Charlotte, Chattanooga, Cincinnati, Columbus, Dallas/Fort Worth, Denver, El Paso, Houston, Indianapolis, Kansas City, Memphis, Nashville, Oklahoma City, Orlando, Phoenix, Portland, Reno, Rio Grande Valley, Salt Lake City, San Antonio, San Francisco (East Bay area), San Francisco (South Bay area), Tampa and Washington, D.C./Baltimore, and believes that it is close to achieving critical mass in two additional U.S. markets. SCI has begun its international expansion and has not yet achieved critical mass in any international market.

  Maximum Market Exposure. Size and market presence provide visibility and access to and knowledge of potential leasing and build-to-suit transactions. The industrial brokerage community and corporate users are often motivated to develop a relationship with the significant owners and developers in a particular market in order to achieve their respective business objectives. The opportunity to compete for the majority of customers' space requirements in each target submarket is a crucial factor in achieving SCI's operating objectives.

CUSTOMER BASE OBJECTIVE

  SCI's objective is to develop a customer base in each target market city which is diverse in terms of industry concentration and represents a broad spectrum of national, regional and local distribution space users who have potential for growth in demand for space. SCI had 2,532 customers (2,904 customer leases) in 76.9 million square feet of occupied space at June 30, 1997. SCI believes that having a large number of customers with generic space requirements in each submarket will provide the opportunity to maximize cash flow through intensively managing its customer base. At the same time, exposure to overall occupancy declines is reduced by achieving a broad spectrum of customers in each submarket. SCI's largest customer accounted for less than 1.3% of SCI's June 1997 rental income (on an annualized basis), and the annualized base rent for SCI's 20 largest customers accounted for less than 11.7% of SCI's June 1997 rental income (on an annualized basis). Between June 30, 1997 and December 31, 1997, approximately 11.7% of the leased square feet in SCI's portfolio will expire, creating opportunities for SCI to increase rents upon renewal or replacement of those leases.

GEOGRAPHIC DISTRIBUTION

  Substantially all of SCI's properties are located in 41 target markets. The table below demonstrates the geographic distribution of SCI's equity real estate investments at June 30, 1997. This chart does not include land held for future development, which is less than 5% of assets, based on cost.

                                                           PERCENTAGE OF ASSETS
                                      NUMBER OF PROPERTIES   BASED ON COST(1)
                                      -------------------- --------------------
NATIONAL TARGET MARKETS:
  Atlanta, Georgia...................          103                  8.3%
  Austin, Texas......................           32                  2.4
  Birmingham, Alabama................            6                  1.2
  Charlotte, North Carolina..........           24                  2.4
  Chattanooga, Tennessee.............            5                  0.6
  Chicago, Illinois..................           31                  4.6
  Cincinnati, Ohio...................           36                  2.8
  Columbus, Ohio.....................           17                  2.3
  Dallas/Fort Worth, Texas...........           70                  5.2
  Denver, Colorado...................           21                  2.1
  East Bay (San Francisco),
   California........................           42                  4.2
  El Paso, Texas.....................           25                  2.8
  Fort Lauderdale/Miami, Florida.....            6                  1.1
  Houston, Texas.....................           70                  5.1
  Indianapolis, Indiana..............           42                  4.1
  Kansas City, Kansas/Missouri.......           28                  1.9
  Las Vegas, Nevada..................           14                  1.8
  Los Angeles/Orange County,
   California........................           16                  3.9
  Louisville, Kentucky...............            3                  0.6
  Memphis, Tennessee.................           26                  1.9
  Nashville, Tennessee...............           25                  2.0
  New Jersey/I-95 Corridor...........            8                  2.7
  Oklahoma City, Oklahoma............           10                  0.5
  Orlando, Florida...................           15                  1.2
  Phoenix, Arizona...................           25                  1.7
  Portland, Oregon...................           27                  2.4
  Reno, Nevada.......................           17                  1.8
  Rio Grande Valley, Texas...........           14                  0.9
  St. Louis, Missouri................            4                  0.5
  Salt Lake City, Utah...............            8                  2.1
  San Antonio, Texas.................           55                  3.9
  San Diego, California..............            3                  0.5
  Seattle, Washington................            9                  1.5
  South Bay (San Francisco),
   California........................           70                  8.0
  Tampa, Florida.....................           61                  4.3
  Tulsa, Oklahoma....................           10                  0.5
  Washington D.C./Baltimore..........           36                  4.8
  Other..............................            8                  0.4
INTERNATIONAL TARGET MARKETS:
  Juarez, Mexico.....................            1                  0.1
  Monterrey, Mexico..................            4                  0.4
  Reynosa, Mexico....................            2                  0.2
  Rotterdam, Netherlands.............            1                  0.3
                                             -----                -----
    Total............................        1,030(2)             100.0%
                                             =====                =====

--------
(1) Includes properties under development at their budgeted total development costs, rather than costs incurred to date.
(2) Includes 54 buildings under development.

                    STRATEGIC AND OPERATING ACCOMPLISHMENTS

  SCI's strategic and operating objectives have been furthered by the following accomplishments:

  .Creation of the SCI International Operating System(TM). During the first half of 1997, SCI expanded its operations into Mexico and Europe and created the SCI International Operating System(TM). The SCI International Operating System(TM), which provides an exceptional level of customer service, marketing and development on an international, national, regional and local basis through its 79 core professionals and 128 property management and leasing professionals, is a key component of SCI's growth and operating strategy.

  .Corporate Facilities Services. Building facilities for customers enhances
   SCI's ability to meet customer needs. SCI's build-to-suit program is targeted to distribution customers whose facility requirements are generic, not special purpose, so as to facilitate the property's future marketability and functionality. From inception through June 30, 1997, SCI completed or commenced development of build-to-suit facilities totalling
   8.6 million square feet with a total expected cost of $301.5 million including 655,000 square feet that was disposed of in 1995, 1996 and 1997. In addition, at June 30, 1997, SCI had 2.1 million square feet of additional build-to-suit projects under letter of intent or in negotiations.

  .Critical Mass in 27 Markets. Another key element of SCI's growth and operating strategy is to build a critical mass of properties and customers in each target market city through acquisition and development of distribution space. SCI believes it has achieved critical mass in 27 U.S. markets and believes that it is close to achieving critical mass in two additional U.S. markets. SCI has begun its international expansion and has not yet achieved critical mass in any international market.

  .Target Market Expansion. SCI selectively evaluates the potential expansion of its target markets to include other target market cities which have strong growth prospects. From January 1, 1994 through June 30, 1997, SCI's target market expanded by adding 22 cities in the United States, 6 cities in Mexico and 15 cities in Europe, to more effectively service the distribution space needs of its customers bringing the total of SCI's target market cities to 37 national markets and 21 targeted international markets. SCI currently owns operating buildings or properties under development in 37 national markets and 4 international markets.

  .Land Inventory/Master-Planned Park Development. SCI's land inventory and master-planned park development strategy is essential to meeting the expansion and relocation needs of SCI's existing customer base and to further penetrate its target markets. At June 30, 1997, SCI owned or controlled through option, right of first refusal, letter of intent or contingent contract 2,699 acres of land in 34 target market cities in the U.S. and Mexico, which will permit the development of approximately 45.6 million square feet of additional distribution space. SCI believes that master-planned park development will provide an important source of growth. Since inception, SCI has commenced development of 68 master-planned parks in 32 of its target market cities in the U.S. and Mexico.

  .Inventory Building Program. In SCI's master-planned distribution parks,
   SCI commences development of an inventory building when it perceives an emerging demand in a specific submarket from both existing SCI customers who are expanding and potential new customers whose leases for their current space are approaching expiration. By having an appropriate supply of distribution space, SCI can meet the expansion needs of existing customers and can accommodate new customers. From inception through June 30, 1997, SCI completed or commenced development of 20.7 million square feet of inventory buildings with a total expected cost of $678.8 million in 33 target market cities in the U.S. and Mexico.

                                USE OF PROCEEDS

  The net proceeds to SCI from the sale of the Common Shares offered hereby are expected to be approximately $104.0 million. SCI expects that a portion of the net proceeds of the Offering will be used to repay borrowings under SCI's unsecured line of credit, with the remainder used for the acquisition and development of additional distribution properties as suitable opportunities arise, for capital improvements to properties and for general corporate purposes. SCI's $350 million unsecured line of credit bears interest at the greater of the federal funds rate plus 0.5% or prime (8.5% at July 31, 1997) or, at SCI's option, LIBOR plus 0.95% (6.575% at July 31, 1997), based on SCI's current senior debt rating. At July 31, 1997, $49.1 million of borrowings were outstanding under the line of credit and such outstanding borrowings are expected to be approximately $73 million at the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

  The Common Shares are listed on the NYSE under the symbol "SCN". The following table sets forth the high and low sales prices of the Common Shares as reported in the NYSE Composite Tape and cash distributions per Common Share for the periods indicated:

                                                                      CASH
                                                 HIGH      LOW    DISTRIBUTIONS
                                                ------- --------- -------------
      1995:
        First Quarter.......................... $17 3/4  $15 1/4    $0.23375
        Second Quarter.........................  17 1/2   14 1/2     0.23375
        Third Quarter..........................  16 1/2   15         0.23375
        Fourth Quarter.........................  17 5/8   16         0.23375
      1996:
        First Quarter.......................... $18 7/8  $16 1/2    $ 0.2525
        Second Quarter.........................  18       16 7/8      0.2525
        Third Quarter..........................  18 1/4   16 7/8      0.2525
        Fourth Quarter.........................  22 1/2   17 7/8      0.2525
      1997:
        First Quarter.......................... $22 1/2  $19 7/8    $ 0.2675
        Second Quarter.........................  21 3/4   18 7/8      0.2675
        Third Quarter (through August 6).......  22 3/4   21 3/16     0.2675(1)

--------
(1) Declared on July 16, 1997 and payable on August 19, 1997 to holders of record of Common Shares on August 5, 1997.

  See the cover page of this Prospectus Supplement for the price of a Common Share as of a recent date. On July 31, 1997, SCI had approximately 97,760,595 Common Shares outstanding, which were held of record by approximately 1,030 shareholders.

  SCI, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends-paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. SCI's distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting SCI to retain funds for capital improvements and other investments while funding its distributions.

  SCI announces the following year's projected annual distribution level after the annual budget review and approval in December of each year by the Board. At its December 1996 meeting, the Board announced a projected increase in the annual distribution level from $1.01 to $1.07 per Common Share. The payment of distributions is subject to the discretion of the Board and is dependent upon the financial condition and operating results of SCI.

  For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. Distributions that exceed SCI's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the shareholder's basis in his or her Common Shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's basis in his or her Common Shares, it will generally be treated as gain from the sale or exchange of that shareholder's Common Shares. For a more complete discussion of the tax treatment of distributions to shareholders, see "Federal Income Tax Considerations-- Taxation of SCI's Shareholders" in the accompanying Prospectus. SCI annually notifies shareholders of the taxability of distributions paid during the preceding year. Approximately 13% of the distribution for 1996 constituted a non-taxable return of capital for federal income tax purposes and approximately 87% was ordinary income.

  Under federal income tax rules, SCI's earnings and profits are first allocated to its preferred shares, which increases the portion of the Common Shares distribution classified as return of capital. SCI's tax returns have not been examined by the Internal Revenue Service (the "IRS") and, therefore, the taxability of distributions is subject to change. The portion of distributions characterized as return of capital results primarily from the excess of distributions over earnings, primarily because non-cash charges such as depreciation are added to earnings in determining distribution levels. Depreciation has increased as new properties have been added. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

  In March 1995, SCI adopted a Dividend Reinvestment and Share Purchase Plan (the "DRIP"). The DRIP allows holders of Common Shares the opportunity to acquire additional Common Shares by automatically reinvesting distributions. Common Shares are acquired pursuant to the DRIP at a price equal to 98% of the market price of such Common Shares, without payment of any brokerage commission or service charge. The DRIP also allows participating shareholders to purchase a limited number of additional Common Shares at 98% of the market price of such Common Shares, by making optional cash payments, without payment of any brokerage commission or service charge. Shareholders who do not participate in the DRIP continue to receive distributions as declared.

                                CAPITALIZATION

  The following table sets forth the capitalization of SCI at March 31, 1997, and as adjusted to give effect to the Merger and SCI's public offering of $100.0 million of unsecured senior debt securities in July 1997 and the Offering (assuming that the Offering is fully subscribed) and the application of the proceeds therefrom. The table should be read in conjunction with the financial statements of SCI incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                            MARCH 31, 1997
                                                        -----------------------
                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
                                                        (DOLLARS IN THOUSANDS)
Long-term unsecured debt............................... $  624,212  $  723,984
Mortgage notes and assessment bonds payable............    131,671     131,671
Minority interest......................................     56,472      56,472
Shareholders' equity:
  Shares of Beneficial Interest, par value $.01 per
   share; 150,000,000 shares authorized(1):
    Series A Preferred Shares (liquidation preference
     $25.00 per share); 5,400,000 shares issued........    135,000     135,000
    Series B Preferred Shares (liquidation preference
     $25.00 per share);
     8,050,000 shares issued...........................    201,250     201,250
    Series C Preferred Shares (liquidation preference
     $50.00 per share);
     2,000,000 shares issued...........................    100,000     100,000
    Common Shares; 97,755,518 shares issued;
     106,417,893 shares issued as adjusted.............        978       1,064
    Additional paid-in capital.........................  1,338,864   1,523,976
    Distributions in excess of net earnings............    (78,514)   (154,715)
                                                        ----------  ----------
      Total shareholders' equity.......................  1,697,578   1,806,575
                                                        ----------  ----------
      Total capitalization............................. $2,509,933  $2,718,702
                                                        ==========  ==========

--------
(1) The number of shares authorized was increased to 180,000,000 in June 1997.

                            THE MERGER TRANSACTION

DESCRIPTION OF THE MERGER

  In January 1997, Security Capital made a proposal to the Board that Security Capital exchange the REIT Manager and SCI Client Services for Common Shares, with the result that SCI would become an internally managed REIT. On March 18, 1997, a special committee of independent Trustees of the Board (the "Special Committee") recommended that the Board approve the Merger subject to definitive documentation. Following the meeting of the Special Committee, the full Board approved the Merger and Issuance Agreement between SCI and Security Capital (the "Merger Agreement") and the Merger. On March 24, 1997, SCI and Security Capital entered into the Merger Agreement, which is subject to customary conditions, including the approval of SCI's shareholders. Pursuant to the Merger Agreement, Security Capital will cause the REIT Manager and SCI Client Services to be merged into a newly formed subsidiary of SCI. The meeting of SCI's shareholders to vote on the Merger is currently expected to be held on or about September 8, 1997, and it is expected that the Merger will close on such date and that the Offering will close a few days after such date. However, the closing of the Offering is not conditioned on the closing of the Merger. The employees of the REIT Manager and SCI Client Services will become employees of SCI as a result of the Merger, which will be consummated as follows:

 . Security Capital will transfer all of its shares of the REIT Manager and SCI
  Client Services to a newly formed subsidiary of SCI in exchange for 3,692,023 Common Shares valued at approximately $81.9 million.

 . The number of Common Shares issuable to Security Capital was based on the average closing price of the Common Shares over the five-day period prior to the record date for determining SCI's shareholders entitled to vote at the meeting in connection with the Merger (which was the same as the Record Date for the Rights dividend). The average closing price of the Common Shares over the five-day period prior to the Record Date was $22.175 per Common Share. The Subscription Price for the Offering is equal to 94.7% of such average price.

 . The Offering is designed to allow SCI's shareholders (other than Security
  Capital) the opportunity to maintain (and, to the extent a shareholder successfully oversubscribes for Common Shares pursuant to the Oversubscription Privilege, to increase) their relative ownership in SCI by purchasing additional Common Shares at a price which is below the price at which Security Capital is receiving Common Shares in the Merger. Security Capital has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. See "The Offering--Principal Shareholder".

 . In addition to the Offering, as part of the Merger transaction, Security
  Capital will issue warrants pro rata to holders of SCI's Common Shares, Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the "Series B Preferred Shares") and limited partnership units, other than Security Capital, to acquire shares of Security Capital's Class B common stock, par value $.01 per share (the "Class B Stock"), having an aggregate subscription price at the time of the Warrant Issuance of approximately $101.0 million. The Warrant Issuance is being made in order to induce holders of Common Shares to vote in favor of the Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of SCI. The Warrant Issuance will occur subject to and after the closing of the Merger and after the closing of the Offering. The number of warrants to be received by each shareholder in the Warrant Issuance will be determined after SCI's common shareholders have approved the Merger. The number of shares of Class B Stock subject to the warrants will be based on the closing price of the Class B Stock on the date the warrants are issued to the agent for the Warrant Issuance for subsequent distribution to holders of Common Shares, Series B Preferred Shares and limited partnership units, other than Security Capital. The warrants will expire one year after issuance and will contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Stock at less than market price. The issuance of the warrants by Security Capital is contingent upon the closing of the Merger. Any securities issued pursuant to the Warrant Issuance will be offered only by means of a separate proxy statement/prospectus which will be delivered to SCI's shareholders.

  No shareholder will be required to pay any cash or other consideration for the warrants received in the Warrant Issuance or surrender or exchange Common Shares in order to receive warrants. However, SCI believes that a shareholder receiving warrants pursuant to the Warrant Issuance should have ordinary taxable income equal to the value of the warrants on the issuance date. See "Federal Income Tax Considerations--Tax Considerations Regarding the Merger".

  The Board believes that the Merger will result in an enhancement to shareholder value. Currently, SCI pays a fee to the REIT Manager based on a fixed percentage of SCI's cash flow (as defined) which increases proportionately as SCI adds assets. The Board believes that SCI has reached a sufficient size to realize economies of scale by internalizing the management function since SCI will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. These economies of scale should result in an increase in the level of growth in funds from operations. The Board believes that the Merger will further benefit SCI's long-term performance as follows:

  . The Merger will position SCI to pursue possible acquisitions of other
    REITs in a more effective way.

  . Investors and analysts will view an internally managed structure more favorably since SCI's costs, after capitalization of qualifying acquisition and development costs in accordance with generally accepted accounting principles ("GAAP"), will be more comparable to other industrial REITs. These acquisition and development activities are currently provided by the REIT Manager and paid for as part of the REIT Management fee, which fee is expensed by SCI. Management believes that the increased comparability, in addition to the opportunity for increased funds from operations growth due to the economies of scale, as discussed above, will result in a higher multiple on SCI's funds from operations and an enhancement to shareholder value.

  . As a consequence of the REIT Manager's and SCI Client Services' personnel becoming full-time employees of SCI, they will be able to more closely relate the results of their efforts to SCI's performance.

  . The Merger may result in improvement to SCI's debt ratings, which could have a positive impact on SCI's future debt cost.

  The following are certain potential detriments of the Merger:

  . Since the number of Common Shares issuable to Security Capital in the Merger is fixed, the value of those Common Shares at the time the Merger is completed may be greater than the value placed on the operations of the REIT Manager and SCI Client Services by the Board.

  . The Warrant Issuance will be taxable to holders of Common Shares, Series
    B Preferred Shares and limited partnership units.

  . The REIT Manager and SCI Client Services have not been profitable. The fees paid by SCI for the REIT Manager's and SCI Client Services' services in 1996 were approximately $4.6 million less than the direct costs and indirect costs incurred by Security Capital in providing these services.

  . The Merger transaction would result in SCI recording higher administrative expenses related to the internalization of the management function in lieu of paying a fee to the REIT Manager and SCI Client Services. Security Capital has anticipated that SCI would incur approximately $36.2 million of additional administrative expenses in 1998 by internalizing the management function. Of these expenses, an amount which is subject to a maximum limit of $5.1 million for 1998, is expected to be purchased from Security Capital under an administrative services agreement. See "--Relationship with Security Capital After the Merger-- Administrative Services Agreement". SCI would, however, no longer pay estimated REIT management and property management fees of $46.9 million in 1998. The increased administrative costs of internalizing the management function may be greater than anticipated and no assurance can be given that the cost to SCI of providing such services internally will not exceed the fees payable to the REIT Manager and SCI Client Services under the current agreements.

  . Although the Merger is expected to be immediately accretive to SCI's funds from operations, the Merger may not result in a corresponding increase in the price at which Common Shares trade on the NYSE.

  The Merger transaction was initiated and structured by individuals who are executive officers of Security Capital, the largest shareholder of SCI. Although no independent representatives were retained to negotiate the terms of the Merger transaction on behalf of SCI, the Board created the Special Committee consisting of Messrs. Stephen L. Feinberg, Donald P. Jacobs and John
E. Robson. The Special Committee engaged King & Spalding as its legal counsel and engaged Goldman Sachs & Co. as its financial advisor to advise it in analyzing and evaluating, and to provide a written opinion with respect to, the fairness of the Merger transaction to SCI and the holders of Common Shares (other than Security Capital). No member of the Special Committee is an officer of SCI or a director or officer of the REIT Manager or SCI Client Services or an officer or director of Security Capital. However, Messrs. Feinberg, Jacobs and Robson beneficially own 153,346, 3,255 and 22,961 Common Shares, respectively, and Messrs. Feinberg and Robson beneficially own 540 and 86, respectively, shares of Security Capital's Class A Common Stock, ,par value $.01 per share (the "Class A Stock"). Additionally, Messrs, Feinberg and Robson beneficially own $409,050 and $64,387 aggregate principal amount of Security Capital's Convertible Subordinated Debentures due 2014 (the "2014 Convertible Debentures"), respectively (which are convertible into an aggregate of 391 and 62 shares of Class A Stock, respectively). Trustees of SCI, other than members of the Special Committee, beneficially own in the aggregate 466,047 Common Shares, 6,144 shares of Class A Stock, $3,296,632 aggregate principal amount of 2014 Convertible Debentures (convertible into an aggregate of 3,152 shares of Class A Stock) and $525,000 aggregate principal amount of Security Capital's Convertible Subordinated Debentures due 2016 (the "2016 Convertible Debentures") (convertible into an aggregate of 455 shares of Class A Stock). Beginning on January 1, 1998, each share of Class A Stock will be convertible into 50 shares of Class B Stock.

  Concurrently with signing the Merger Agreement with SCI, Security Capital also signed substantially similar agreements with each of Security Capital Atlantic Incorporated ("ATLANTIC") and Security Capital Pacific Trust ("PTR"), each of which are affiliates of Security Capital and SCI. Consummation of the Merger transaction is not dependent upon the closing of the ATLANTIC and PTR transactions.

RELATIONSHIP WITH SECURITY CAPITAL AFTER THE MERGER

 Investor Agreement

  Pursuant to an investor agreement (the "Investor Agreement"), between SCI and Security Capital, Security Capital is entitled to designate three persons to be nominated for election to the Board. So long as Security Capital beneficially owns at least 10% of the Common Shares, SCI is prohibited from increasing the number of members of the Board to more than seven. Additionally, the Investor Agreement, among other things, requires SCI to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and
(iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The Investor Agreement also provides certain registration rights to Security Capital in respect of Common Shares beneficially owned by Security Capital.

  As part of the Merger transaction, SCI and Security Capital will amend and restate the Investor Agreement (as so amended and restated, the "Amended and Restated Investor Agreement"), which will provide that, without first having consulted with the nominees of Security Capital designated in writing, SCI may not seek Board approval of (i) SCI's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of SCI's business where the aggregate purchase price paid or received by SCI exceeds $25 million; and
(iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) that reasonably contemplates annual contract payments by SCI in excess of $1 million. SCI will be under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital will have the right to approve the following matters proposed by SCI: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares) at a price per share less than the fair market value of a Common Share on the date of such issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, SCI's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of SCI or any securities convertible into shares of SCI may be issued and any action with respect to the compensation of the senior officers of SCI (including the grant or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, SCI's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above will not apply to (A) the sale or grant of any options to purchase shares of beneficial interest of SCI pursuant to the provisions of any benefit plan approved by the shareholders of SCI, (B) the issuance or sale of shares of beneficial interest of SCI upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange or any convertible or exchangeable security issued or sold, prior to the closing date of the Merger or in accordance with the provisions of the Amended and Restated Investor Agreement, (C) the issuance and sale of any shares of beneficial interest of SCI pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of beneficial interest of SCI or securities convertible into or exercisable for shares of beneficial interest.

  The Amended and Restated Investor Agreement will also provide that, so long as Security Capital owns at least 10% of the outstanding Common Shares, SCI may not increase the number of persons serving on the Board to more than seven. Security Capital also will be entitled to designate one or more persons to be nominated for election to the Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it will be entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it will be entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided that Security Capital will be entitled to designate no more than three persons so long as the Board consists of no more than seven members.

  As part of the Amended and Restated Investor Agreement, Security Capital will be permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of SCI. Prior to commencing discussions with a senior officer of SCI about any such opportunity, Security Capital will be required to give the Board 14 days' prior written notice.

  In addition, the Amended and Restated Investor Agreement will provide Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital will be permitted to request, at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act. Security Capital will be permitted to request one such registration for every $100 million (based on market value) of Common Shares it owns.

 Administrative Services Agreement

  Upon consummation of the Merger transaction, SCI and Security Capital will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which Security Capital will provide SCI with certain administrative and other services with respect to certain aspects of SCI's business, as selected from time to time by SCI at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services, plus 20%, subject to a maximum amount of approximately $7.1 million during the initial term of the agreement, of which approximately $2.0 million will apply to the period between closing of the Merger and December 31, 1997 and the remainder will apply to 1998. Cost savings under the Administrative Services Agreement will accrue to SCI. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the Board.

 License Agreement

  SCI and Security Capital will enter into a license agreement on the closing date of the Merger (the "License Agreement") pursuant to which Security Capital will grant a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital". The term of the license will be for a period of 15 years, subject to SCI's right to extend the license for up to two additional five-year periods.

 Protection of Business Agreement

  SCI and Security Capital will enter into a protection of business agreement on the closing date of the Merger (the "Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere in the United States, directly or indirectly, substantially the same services as those currently provided by the REIT Manager and SCI Client Services to any entity that owns or operates industrial properties. The Protection of Business Agreement will not prohibit Security Capital or its affiliates from owning the securities of any class of SCI. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of SCI and (ii) the percentage of outstanding voting securities of SCI owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the third anniversary of the closing date of the Merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  If the Merger transaction is consummated, the current officers and employees of the REIT Manager and SCI Client Services (except Thomas G. Wattles, who will remain a Managing Director of Security Capital and the Non-Executive Chairman of SCI, and Jeffrey A. Klopf) will become officers and employees of SCI and be compensated for their services by SCI.

  The following table sets forth the base compensation for K. Dane Brooksher, Co-Chairman and Chief Operating Officer, and Irving F. Lyons, Co-Chairman and Chief Investment Officer, and the three other most highly compensated executive officers of SCI (the "Named Executive Officers") who will become employees of SCI and for all executive officers as a group (who will become employees of SCI) for 1996. All compensation for 1996 was paid by Security Capital.

                                                                   OTHER ANNUAL
                   NAME AND TITLE               SALARY     BONUS   COMPENSATION
                   --------------              --------- --------- ------------
      K. Dane Brooksher, Co-Chairman.......... $ 207,000 $ 268,000       0
      Irving F. Lyons, Co-Chairman............   145,000   230,000       0
      Robert J. Watson, Managing Director.....   162,000   125,000       0
      Jeffrey H. Schwartz, Managing Director..   150,000   140,000       0
      John W. Seiple, Senior Vice President...   135,000   165,000       0
      Executive Officers as a group (11
       persons)............................... 1,619,000 1,498,000       0

  For 1997, each Named Executive Officer will remain an employee of the REIT Manager and be compensated by Security Capital until the closing of the Merger, at which time he will become an employee of SCI and be compensated by SCI. For 1997, each Named Executive Officer will receive a salary and be eligible for a target bonus. The actual amount of the bonus (which may be higher or lower than the target bonus) will be determined by the Compensation Committee at the end of the year and will be based on several factors, including individual performance, SCI's performance, SCI's financial condition, competitive conditions in the real estate industry and recommendations of senior management. SCI will continue the same compensation arrangements for the portion of 1997 in which the Named Executive Officers are employees of SCI. The Named Executive Officers will be paid the following salaries for 1997 and will be eligible for the following target bonuses for 1997:

                         NAME AND TITLE                     SALARY  TARGET BONUS
                         --------------                    -------- ------------
      K. Dane Brooksher, Co-Chairman...................... $250,000   $150,000
      Irving F. Lyons, Co-Chairman........................  250,000    100,000
      Robert J. Watson, Managing Director.................  200,000     80,000
      Jeffrey H. Schwartz, Managing Director..............  200,000     75,000
      John W. Seiple, Senior Vice President...............  200,000     75,000

  In addition, subject to shareholder approval, during 1997 officers of SCI will be granted options to purchase Common Shares. Officers and certain employees of SCI will also be granted the right to purchase Common Shares under the Incentive Plan (as defined below). See "--Long-Term Incentive Plan".

  The following table shows the options and share purchase rights that are expected to be received by (i) the Named Executive Officers, (ii) all executive officers as a group and (iii) all employees, including all officers who are not executive officers, as a group.

                          DOLLAR VALUE         OPTION AWARDS             SHARE AWARDS
                           OF SHARES   ----------------------------- ---------------------
                           SUBJECT TO   NUMBER   EXERCISE EXPIRATION   DOLLAR     NUMBER
     NAME AND TITLE        OPTION(1)   OF SHARES  PRICE      DATE    VALUE(2)(4) OF SHARES
     --------------       ------------ --------- -------- ---------- ----------- ---------
K. Dane Brooksher, Co-
 Chariman...............   $  300,000     (2)      (2)       (3)     $ 6,000,000    (2)
Irving F. Lyons, Co-
 Chairman...............      300,000     (2)      (2)       (3)       6,000,000    (2)
Robert J. Watson,
 Managing Director......      200,000     (2)      (2)       (3)       3,600,000    (2)
Jeffrey H. Schwartz,
 Managing Director......      200,000     (2)      (2)       (3)       3,600,000    (2)
John W. Seiple, Senior
 Vice President.........      200,000     (2)      (2)       (3)       3,000,000    (2)
All Executive Officers
 as a group
 (11 persons)...........    2,168,000     (2)      (2)       (3)      34,200,000    (2)
All employees, including
 all officers who are
 not executive officers,
 as a group (197
 persons)...............   $5,453,550     (2)      (2)       (3)     $58,875,000    (2)

--------
(1) Non-qualified options with dividend equivalent units and vesting schedule of 25% exciserable on the second anniversary and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.
(2) The exercise price for the options and the purchase price for the share awards will be the price of the Common Shares as of the date the shareholders approve the Incentive Plan. The number of shares subject to options and share awards will be determined by dividing the aggregate exercise price or aggregate share award by the price of the Common Shares as of the date the shareholders approve the Incentive Plan.
(3) Ten years from the date on which the shareholders approve the Incentive
    Plan.
(4) Includes shares which may be purchased plus matching options for two shares granted with respect to each Common Share purchased.

  In addition to the awards under the Incentive Plan, options will be granted to 78 officers and certain employees of SCI to purchase an aggregate of $12,295,500 of shares of Class A Stock of Security Capital (based on the exercise price).

  The Board will also adopt a 401(k) plan which will permit eligible employees to make pre-tax contributions of up to $9,500 to the plan or such other amount as may be permitted under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). SCI will match 50% of participants' contributions that do not exceed 6% of their compensation. SCI intends to make such matching contributions in the form of Common Shares. Participants will become vested in the matching contributions 20% per each year of service. Employees of the REIT Manager and SCI Client Services will be credited for service for the time they were employees of Security Capital.

LONG-TERM INCENTIVE PLAN

 General

  The Board has adopted, subject to shareholder approval, the 1997 Incentive Plan (the "Incentive Plan") which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 9,600,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. The Compensation Committee of the Board (the "Compensation Committee") will administer the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee determines which employees shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee Trustees are not eligible to participate in the Incentive Plan. All employees of SCI or any of its subsidiaries are eligible to participate in the Incentive Plan.

  Options awarded under the Incentive Plan may be either incentive share options or non-qualified share options. Options become exercisable and expire in accordance with the terms established by the Compensation Committee. Common Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or expire. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

  The Incentive Plan provides that the Compensation Committee may award participants performance stock, subject to achievement of performance objectives. The number of Common Shares and the performance measures and periods shall be established by the Compensation Committee at the time the award is made, provided that any performance period shall be at least one year.

 Non-Qualified Options

  Concurrently with the consummation of the Merger transaction, the Named Executive Officers and other officers and employees of SCI will be granted options to purchase Common Shares at the closing price of the Common Shares on the date the Incentive Plan is approved by shareholders. The participants have no rights as shareholders with respect to the Common Shares subject to their options until the option is exercised. SCI ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Share Purchase Program

  Concurrently with the consummation of the Merger transaction, SCI will permit the Named Executive Officers and other officers and employees to purchase up to a total of $31,025,000 of Common Shares at the closing price of the Common Shares on the date the Incentive Plan is approved by shareholders with two matching options for each Common Share purchased. Each matching option shall have a subscription price equal to the closing price of one Common Share on the date the Incentive Plan is approved by the shareholders. No dividend equivalent units will be issued with respect to such matching options. The Common Share purchases provide for a one-year restricted period during which the participants may not, while employed, sell the Common Shares. If a participant leaves the employment of SCI prior to the end of the restricted period, SCI has the right to repurchase the Common Shares at the fair market value of such Common Shares at the time the participant's employment is terminated. At the end of the restricted period, the participant shall own the Common Shares without further restriction. However, if the participant sells the Common Shares after the end of the restricted period, the participant's matching options may be adversely affected. SCI will make loans for up to 95% of the purchase price available to participants. Each loan will be full recourse to the participant and be secured by the purchased Common Shares.

                            SELECTED FINANCIAL DATA

  The following table sets forth (i) historical selected financial data for the periods indicated and as of the dates indicated for SCI and (ii) unaudited pro forma selected data as of and for the three months ended March 31, 1997 and for the year ended December 31, 1996. The pro forma information assumes completion of the Merger and the acquisition of certain operating properties as described in SCI's pro forma condensed consolidated financial statements incorporated by reference herein as of January 1, 1996 for the Operating Data, Per Share Data and Other Data, and assumes the completion of the Merger as of March 31, 1997 for the Balance Sheet Data. Such selected financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto incorporated by reference herein, and with the pro forma condensed consolidated financial statements incorporated by reference herein (amounts in thousands, except per share data).

                           PRO FORMA    HISTORICAL                    HISTORICAL--YEAR ENDED DECEMBER 31,
                          ------------ ------------               -----------------------------------------------
                          THREE MONTHS THREE MONTHS  PRO FORMA
                             ENDED        ENDED      YEAR ENDED
                           MARCH 31,    MARCH 31,   DECEMBER 31,
                              1997         1997         1996        1996      1995      1994      1993     1992
                          ------------ ------------ ------------  --------  --------  --------  --------  -------
OPERATING DATA:
 Rental Income..........    $67,119      $67,386      $232,810    $227,000  $153,879  $ 70,609  $  9,963  $ 1,592
 Series A Preferred
  Share Dividends.......      3,172        3,172        12,690      12,690     6,698        --        --       --
 Series B Preferred
  Share Dividends(1)....      3,522        3,522        12,066      12,066        --        --        --       --
 Series C Preferred
  Share Dividends(2)....      2,135        2,135         1,139       1,139        --        --        --       --
 Net Earnings (Loss)
  Attributable to Common
  Shares................     18,474       16,732        58,433(3)   53,460    42,015    25,101     4,412      (59)
 Common Share
  Distributions.........    $25,058      $25,058      $ 85,340    $ 85,340  $ 64,445  $ 37,698  $  7,001  $   390
PER SHARE DATA:
 Net Earnings (Loss)
  Attributable to Common
  Shares................    $  0.19      $  0.17      $   0.66(3) $   0.63  $   0.61  $   0.57  $   0.47  $ (0.06)
 Series A Preferred
  Share Dividends.......       0.59         0.59          2.35        2.35      1.24        --        --       --
 Series B Preferred
  Share Dividends(1)....       0.44         0.44          1.50        1.50        --        --        --       --
 Series C Preferred
  Share Dividends(2)....       1.07         1.07          0.57        0.57        --        --        --       --
 Common Share
  Distributions.........    $0.2675      $0.2675      $   1.01    $   1.01  $  0.935  $   0.85  $   0.75  $  0.45
 Weighted-Average Common
  Shares Outstanding....     99,689       96,009        88,184      84,504    68,924    44,265     9,334      930
OTHER DATA:
 Net Earnings
  Attributable to Common
  Shares................    $18,474      $16,732      $ 58,433(3) $ 53,460  $ 42,015  $ 25,101  $  4,412  $   (59)
 Add (Deduct):
 Depreciation and
  Amortization..........     18,053       18,048        61,595      59,850    39,767    18,169     2,525      512
 Minority Interest......        954          895         3,554       3,326     3,331     2,992       119      --
 (Gain) Loss on
  Disposition of
  Depreciated Real
  Estate................        --           --            --           29    (1,053)      --        --       --
 Other..................        --           --            225         225       --         45       133       46
                            -------      -------      --------    --------  --------  --------  --------  -------
 Funds from Operations
  Attributable to Common
  Shares(4).............    $37,481      $35,675      $123,807    $116,890  $ 84,060  $ 46,307  $  7,189  $   499
                            =======      =======      ========    ========  ========  ========  ========  =======
 Net Cash Provided by
  Operating Activities..    $38,604      $35,311      $148,412    $136,201  $100,154  $ 47,222  $ 12,084  $   865
 Net Cash Used in
  Investing Activities..    (91,266)     (88,960)     (673,518)   (665,878) (628,795) (631,871) (260,780) (31,549)
 Net Cash Provided by
  Financing Activities..    $94,987      $98,756      $502,871    $512,212  $529,606  $599,382  $254,770  $31,032

                          PRO FORMA  HISTORICAL              HISTORICAL--DECEMBER 31,
                          MARCH 31,  MARCH 31,  ---------------------------------------------------
                             1997       1997       1996       1995       1994      1993      1992
                          ---------- ---------- ---------- ---------- ---------- --------- --------
BALANCE SHEET DATA:
 Income Producing Real
  Estate Owned, At Cost.  $2,370,085 $2,370,085 $2,274,684 $1,622,404 $1,073,026 $ 354,436 $ 35,114
 Land Held for
  Development...........     107,024    107,024    109,316     60,363     42,147    21,667    5,886
 Total Assets...........   2,584,172  2,578,394  2,462,306  1,833,972  1,194,937   401,855   42,253
 Mortgage Notes Payable.     131,671    131,671    139,952    145,276    144,262    40,109       --
 Long-Term Debt.........     624,212    624,212    524,191    324,527         --        --       --
 Total Liabilities......     825,152    824,344    805,933    639,040    350,607   141,618    1,684
 Minority Interest......      56,472     56,472     56,984     58,741     66,555    50,786       --
 Total Shareholders'
  Equity................  $1,702,548 $1,697,578 $1,599,389 $1,136,191 $  777,775 $ 209,451 $ 40,569
 Number of Common Shares
  Outstanding...........     101,435     97,756     93,677     81,416     64,587    19,762    4,111

-------
(1) The Series B Preferred Shares were not issued until February 1996.
(2) SCI's Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series C Preferred Shares") were not issued until November 1996.
(3) Excludes the impact of a one-time adjustment of approximately $76 million relating to the costs incurred in acquiring the REIT Manager and SCI Client Services, since the intent of providing this pro forma financial information is to reflect the expected continuing impact of the Merger on SCI. Upon consummation of the Merger, this expense will be recorded as an operating expense on SCI's consolidated statement of operations, but SCI will not deduct this expense for purposes of calculating funds from operations, due to the non-recurring and non-cash nature of the expense.
(4) Funds from operations represents net earnings computed in accordance with GAAP before minority interest and before gains/losses on disposition of depreciated property, plus depreciation and amortization. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of SCI's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. SCI believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of SCI to incur and service debt, to make capital expenditures and to fund other cash needs. On January 1, 1995 SCI adopted the National Association of Real Estate Investment Trusts' ("NAREIT") revised definition of funds from operations. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1995 give effect to the revised definition. The funds from operations measure presented by SCI, while consistent with the NAREIT definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with SCI. Funds from operations is not intended to represent cash made available to shareholders. Cash distributions paid to shareholders is presented above in the "Operating Data".

                           RECENT OPERATING RESULTS

  The following table sets forth SCI's preliminary unaudited operating results for the six months ended June 30, 1997 and 1996. These operating results are not necessarily indicative of the results to be expected for the entire year.

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                         --------------------
                                                           1997       1996
                                                         ---------  ---------
Rental Income........................................... $ 136,543  $ 104,423
Net Earnings Attributable to Common Shares..............    39,786     23,681
Net Earnings Attributable to Common Shares per Common
 Share.................................................. $    0.41  $    0.29
Weighted-Average Common Shares Outstanding..............    96,888     81,436
Common Share Distributions Paid......................... $  0.5350  $  0.5050
Reconciliation of Net Earnings Attributable to Common
 Shares to Funds from Operations Attributable to Common
 Shares:
  Net Earnings Attributable to Common Shares............ $  39,786  $  23,681
  Add (Deduct):
    Depreciation and Amortization.......................    37,024     27,215
    Minority Interest...................................     1,835      1,640
    (Gain) Loss on Disposition of Depreciated Real
     Estate.............................................    (3,773)        29
                                                         ---------  ---------
  Funds from Operations Attributable to Common
   Shares(1)............................................ $  74,872  $  52,565
                                                         =========  =========
Net Cash Provided by Operating Activities............... $  84,265  $  57,260
Net Cash Used in Investing Activities...................  (267,420)  (323,916)
Net Cash Provided by Financing Activities...............  $187,917  $ 253,463

-------
(1) See footnote (4) above.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with SCI's financial statements and the notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

  The statements contained in this discussion and elsewhere in this Prospectus Supplement and the accompanying Prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which SCI operates, management's beliefs and assumptions made by management. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Future Factors include: (i) changes in general economic conditions in its target markets that could adversely affect demand for SCI's properties and the creditworthiness of SCI's customers, (ii) changes in financial markets and interest rates that could adversely affect SCI's cost of capital and its ability to meet its financing needs and obligations and (iii) those factors discussed below. These are representative of the Future Factors that could affect the outcome of the forward-looking statements.

OVERVIEW

  SCI's operating results depend primarily upon net operating income from distribution properties, which is substantially influenced by (i) the demand for and supply of distribution properties in SCI's target market cities, (ii) the pace and economic returns at which SCI can acquire and develop additional distribution properties and (iii) the extent to which SCI can sustain improved market performance as measured by lease rates and occupancy. SCI's target market cities and submarkets have benefitted substantially in recent periods from demographic trends (including population and job growth) which influence the demand for distribution properties. SCI believes its ability to compete is significantly enhanced relative to other companies because of the REIT Manager's depth of management, including the SCI International Operating System(TM), which includes acquisition and development personnel, and presence in local markets. The REIT Manager is a subsidiary of Security Capital, SCI's largest shareholder (see "--REIT Management Agreement"). As a result of acquisitions and developments during the last nine months of 1996 and the first three months of 1997, SCI's rentable square footage increased by 17.6 million square feet or 27% to 82.7 million square feet at March 31, 1997. At March 31, 1997, SCI's portfolio was 92.76% leased. REIT Management expects that SCI's ability to acquire and develop distribution properties at favorable economic returns will continue through the remainder of 1997. Over the longer term, SCI expects master-planned, full service distribution park developments to constitute an increasing percentage of SCI's growth. Additionally, SCI Development Services Incorporated ("SCI Development Services") (see "--Results of Operations--Other Real Estate Income") is expected to contribute recurring income in subsequent periods.

  SCI frequently acquires properties which are underleased and develops properties which are not fully leased at the start of construction, which reduces SCI's overall occupancy rate below its stabilized level but provides opportunities to increase revenues. The term "stabilized" means that capital improvements, repositioning, new management and new marketing programs (or development and marketing, in the case of newly developed properties) have been completed and in effect for a sufficient period of time (but in no case longer than 12 months for properties acquired by SCI and 12 months after shell completion for properties developed by SCI) to achieve stabilized occupancy (typically 93%, but ranging from 90% to 95%, depending on the submarket and product type) at market rents. SCI has been successful in increasing occupancies on acquired and developed properties during their initial months of operations resulting in an occupancy rate of 95.55% for stabilized properties owned at March 31, 1997. The average increase in rental rates for SCI's new and renewed leases on previously leased space during the first three months of 1997 was 23%. As leases are renewed or new leases are acquired, SCI expects most lease rates on renewals or new leases to increase in the remainder of 1997. These factors should improve SCI's results of operations. Capital and credit market conditions which affect SCI's cost of equity and debt capital may influence future growth in operating results.

  No assurance can be given that expected trends for the remainder of 1997 in leasing rates, occupancy rates and economic returns on acquired and developed properties will be realized. There are risks associated with SCI's development and acquisition activities which include: development and acquisition opportunities explored by SCI may be abandoned; construction costs of a project may exceed original estimates due to increased materials, labor or other expenses; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Acquisition activities entail risks that investments will fail to perform in accordance with expectations and that analysis with respect to the cost of improvements to bring an acquired project up to standards will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although SCI undertakes a thorough evaluation of the physical condition of each new project before it is acquired, certain defects or necessary repairs may not be detected until after the project is acquired, which could increase SCI's total acquisition cost. The occurrence of any of the events described above could adversely affect SCI's ability to achieve its projected returns on acquisitions and projects under development and could hinder SCI's ability to make expected distributions.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

  Net earnings attributable to Common Shares increased by $4.9 million or 41.5% to $16.7 million for the first three months of 1997 from $11.8 million for the same period in 1996. The increase in net earnings is principally due to increased distribution properties in operation, resulting from 1996 and 1997 acquisition and development activity.

  Net earnings are expected to increase in subsequent periods due to the acquisition and development of additional operating properties and the continued increase in the stabilized portfolio rental rates and the prestabilized portfolio rental rates and occupancy.

  Historically, the primary components of revenue and earnings growth have been SCI's acquisition and development activity. SCI has acquired and developed 957 operating properties totaling 82.7 million square feet from its inception through March 31, 1997 at a historical cost of $2.4 billion. Projected 1997 property level earnings before interest, taxes, depreciation and amortization ("EBITDA") for these properties is 10.73% of SCI's aggregate cost. Aggregate cost for the properties includes the purchase price, closing costs and budgeted capital improvements and marketing costs prior to stabilization (and all development costs, in the case of developed properties). Projected EBITDA is based on current lease rates for stabilized properties and current market rates for properties being stabilized and anticipated operating expenses. EBITDA does not represent and should not be substituted for net earnings as defined by GAAP and is not indicative of cash flows from operations or that cash flows are sufficient to fund all cash needs. No assurance can be given that projected levels of EBITDA will be achieved by these properties or that future acquisitions and developments will achieve the same level of EBITDA relative to SCI's investment basis. The EBITDA measure presented by SCI may not be comparable to similarly titled measures of other REITs.

 Rental Revenues

  Rental revenues for the first three months of 1997 increased by $17.3 million or 34.5% to $67.4 million, as compared to $50.1 million for the same period in 1996. Of this increase, $7.4 million was generated by the 111 properties acquired in 1996, $7.8 million was generated by the 86 developments completed in 1996, $83,000 was generated by the eight properties acquired in 1997, and $426,000 was generated by the 13 developments completed in 1997. The remaining $1.6 million increase was attributable to revenue increases in the 745 properties owned at January 1, 1996

 Other Real Estate Income

  Other real estate income consists primarily of gains on disposition of undepreciated property and fees and other income from build-to-suit customers generated to a large extent by SCI Development Services. SCI Development Services develops build-to-suit distribution space facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. SCI Development Services is expected to generate recurring income in subsequent periods. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. The activities of SCI Development Services are consolidated with SCI. SCI Development Services pays federal and state taxes at the applicable corporate rate.

 Interest Income

  Interest income for the first three months of 1997 increased $567,000 from the same period in 1996. The increase in interest income was a result of higher cash balances in interest bearing accounts in the first three months of 1997 compared to the same period in 1996.

 Rental Expenses

  Rental expenses, net of recoveries, decreased by approximately $300,000 or 4.9% to $5.8 million for the first three months of 1997 from $6.1 million for the same period in 1996. The decrease in net rental expenses is primarily attributable to a larger percentage increase in recoverable expenses relative to the total percentage increase in rental expenses. Total expenses, including recoveries, were 25.9% of rental income for the first three months of 1997 compared to 25.8% of rental income for the same period in 1996.

 Interest Expense

  Interest expense increased by $2.9 million or 34.1% to $11.4 million for the first three months of 1997 from $8.5 million for the same period in 1996. Total interest capitalized increased by $1.3 million or 39.4% to $4.6 million for the first three months of 1997 from $3.3 million for the same period in 1996. The increase in interest expense was principally caused by the issuance of $200 million of unsecured long-term debt on May 17, 1996 and the issuance of $100 million of unsecured long-term debt on February 4, 1997. (See "-- Liquidity and Capital Resources").

 REIT Management Fee

  The REIT Management fee paid by SCI fluctuates with the level of SCI's pre-REIT Management fee cash flow, as defined in the REIT Management agreement, and therefore increased by $2.0 million (approximately 43%) during the first three months of 1997, as compared to the same period in 1996 because cash flow increased substantially. With the issuance in May 1996 and February 1997 of $200 million and $100 million of unsecured long-term debt, respectively, (as more fully described under "--Liquidity and Capital Resources") the REIT Management fee effectively declines in proportion to SCI's cash flow (as defined in the REIT Management agreement), because actual or assumed regularly scheduled principal and interest payments associated with the long-term debt ($625 million as of March 31, 1997) will be deducted from the cash flow amount on which the REIT Management fee is based. In addition, the REIT Management agreement provides that distributions paid in respect of non-convertible preferred shares, such as the Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares") issued in June 1995 and the Series C Preferred Shares issued in November 1996, are deducted from the cash flow amount on which the REIT Management fee is based. See "--Liquidity and Capital Resources--REIT Management Agreement". See "The Merger Transaction" for information regarding a proposed merger transaction which would result in SCI becoming an internally managed REIT with Security Capital remaining as SCI's largest shareholder.

 Other Expense

  Other expense increased by $143,000 or 30.6% to $611,000 for the first three months of 1997 from $468,000 for the same period in 1996. Other expenses consist of land holding costs and acquisition and build-to-suit pursuit cost write-offs. Land holding costs were $396,000 for the first three months of 1997 compared to
$401,000 for the same period in 1996, and acquisition and build-to-suit pursuit cost write-offs were $215,000 for the first three months of 1997 compared to $67,000 for the same period in 1996.

 Preferred Share Dividends

  In June 1995, SCI issued $135 million of Series A Preferred Shares that are entitled to receive an annual dividend of $2.35 per share (9.4% annual dividend rate), which amounted to $3.2 million for the first three months of 1997. In February 1996, SCI issued $201.3 million of Series B Preferred Shares that are entitled to receive an annual dividend of $1.75 per share (7% annual dividend rate) which amounted to $3.5 million for the first three months of 1997. In November 1996, SCI issued $100 million of Series C Preferred Shares that are entitled to receive an annual dividend of $4.27 per share (8.54% annual dividend rate) which amounted to $2.1 million for the first three months of 1997.

ENVIRONMENTAL MATTERS

  SCI did not experience any environmental condition on its properties which materially adversely affected its results of operations or financial position.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities increased from $18.9 million in the first three months of 1996 to approximately $35.3 million in the first three months of 1997. Cash used in investing activities decreased from approximately $148.9 million in the first three months of 1996 to approximately $89.0 million in the first three months of 1997. Cash provided by financing activities was approximately $98.8 million in the first three months of 1997 compared to approximately $113.9 million in the first three months of 1996. Cash provided by financing activities for the first three months of 1997 consisted primarily of $80.4 million of net proceeds from the sale of Common Shares, $98.8 million of net proceeds from the February debt offering, $1.7 million received upon settlement of hedges related to the February debt offering and a net repayment on the line of credit of $38.6 million. Cash provided by financing activities in the first three months of 1996 consisted primarily of $192.0 million of net proceeds from the sale of Series B Preferred Shares and a $52.5 million net repayment on the line of credit. Additionally, distributions paid to common and preferred shareholders and to minority interests were $35.4 million in the first three months of 1997 compared to $25.0 million in the first three months of 1996, and mortgage payments were $8.3 million in the first three months of 1997 compared to $846,000 in the first three months of 1996.

  On July 11, 1997, SCI issued $100 million of Senior Notes due 2017 (the "July 1997 Notes"). The July 1997 Notes bear interest at 7.625% per annum payable semi-annually on January 1 and July 1 of each year. The principal will mature on July 1, 2017. The average effective interest cost is 7.73%, including all costs associated with the offering plus $235,759 combined proceeds from a forward treasury lock agreement and a swap agreement entered into in November 1996 in anticipation of the July debt offering. The forward treasury lock agreement was on a notional amount of $26 million of U.S. Treasury bonds maturing August 15, 2026 with a base price of 103.453% and effectively fixed the 30-year Treasury bond used to price the July 1997 Notes at a rate of 6.56%. The termination of the forward treasury lock resulted in a gain of $174,319. The swap was on a notional amount of $33.0 million and required SCI to pay a fixed rate of 6.61% on the notional amount in exchange for a floating rate equal to the three-month LIBOR rate. The termination of the swap on July 8, 1997 resulted in a gain of $61,440.

  On February 7, 1997, SCI completed a public offering of 4,025,000 Common Shares. Net proceeds to SCI after underwriting discounts and offering costs were $80.4 million.

  On February 4, 1997, SCI issued $100.0 million of Series A 2015 Notes under its Medium-Term Note program established in November 1996. The Series A 2015 Notes will bear interest at 7.81%, payable semi-annually on February 1 and August 1, commencing August 1, 1997. Installments of principal will be paid annually on each February 1, commencing February 1, 2010, in the following amounts: $20 million in 2010, $15 million in 2011, $15 million in 2012, $20 million in 2013, $20 million in 2014 and $10 million in 2015. The Series A 2015 Notes have a weighted-average life to maturity of 15.35 years. The average effective interest cost is 7.73%, including all costs associated with the offering plus $1.7 million in proceeds received on January 31, 1997 in connection with two interest rate protection agreements entered into in August and November 1996 in anticipation of the February debt offering. Both the August 1996 and the November 1996 interest rate protection agreements were in the form of a forward treasury lock agreement with an investment bank. The August agreement included a notional principal amount of $30.0 million and a reference price of 99.653 on the 30-year Treasury bond. The November agreement included a notional principal amount of $50.0 million and a reference price of 101 29/32 on the ten-year Treasury note. The settlement date on both contracts was January 31, 1997.

  After the July 11, 1997 $100 million debt offering described above, SCI had $725 million of long-term unsecured notes outstanding subject to an indenture agreement (the "Indenture") between SCI and State Street Bank and Trust Company, as trustee. Under the terms of the Indenture, SCI can incur additional debt only if, after giving effect to the debt being incurred and application of proceeds therefrom, (i) the ratio of debt to total assets, as defined in the Indenture, does not exceed 60%, (ii) the ratio of secured debt to total assets, as defined in the Indenture, does not exceed 40% and (iii) SCI's pro forma interest coverage ratio, as defined in the Indenture, for the four preceding fiscal quarters is not less than 1.5:1. In addition, SCI may not at any time own Total Unencumbered Assets, as defined in the Indenture, equal to less than 150% of the aggregate outstanding principal amount of SCI's unsecured debt. As of March 31, 1997, SCI was in compliance with all such debt covenants.

  SCI has a $350.0 million unsecured revolving line of credit agreement with NationsBank of Texas, N.A. (as agent for a bank group). Effective on the May 1, 1997 renewal date, borrowings bear interest, at SCI's option, at either (i) the greater of the federal funds rate plus 0.5% or the prime rate or (ii) LIBOR plus 0.95%, based upon SCI's current senior debt rating. Additionally, there is a commitment fee ranging from 0.125% to 0.20% per annum of the unused line of credit balance. The line is scheduled to mature in May 1999 and may be extended annually for an additional year with the approval of NationsBank and the other participating lenders (the "Bank Group"); if not extended, at SCI's election, the facility will either (i) convert to a three-year term note or
(ii) continue on a revolving basis with the remaining one-year maturity. All debt incurrences are subject to a covenant that SCI maintain a debt to tangible net worth ratio of not greater than 1.0 to 1. Additionally, SCI is required to maintain an adjusted net worth (as defined) of at least $1.25 billion, to maintain interest payment coverage of not less than 2.0 to 1, and to maintain a fixed charge coverage ratio (as defined) of not less than 1.75 to 1. At March 31, 1997, SCI was in compliance with all covenants contained in the line of credit.

  From inception through June 30, 1997, SCI invested $2.5 billion for the acquisition and development of 976 operating distribution properties. These acquisitions and developments were financed with cash on hand, the issuance of limited partnership units, the assumption of existing mortgage debt and borrowings under SCI's line of credit which were repaid with the proceeds of SCI's equity and debt offerings.

  At June 30, 1997, SCI had $270.0 million of budgeted development cost for developments in process, of which $162.0 million was unfunded. SCI expects to finance construction, development and acquisitions primarily with cash on hand, borrowings under its line of credit and cash from future securities offerings. When issuing debt, SCI intends primarily to arrange fully amortizing, fixed rate, 10-year to 20-year debt to finance additional acquisitions and developments. To a lesser extent, under certain circumstances, SCI may arrange for debt with different maturities in order to optimize its debt maturity schedule.

  SCI considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet SCI's acquisition, development, operating, debt service and shareholder distribution requirements.

  SCI's current distribution policy is to pay quarterly distributions to shareholders based upon what the Board considers to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly distributions will consistently be higher than quarterly earnings.

  Pursuant to the terms of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares (collectively, the "Preferred Shares"), SCI is restricted from declaring or paying any distribution with respect to the Common Shares unless all cumulative distributions with respect to the Preferred Shares have been paid and sufficient funds have been set aside for distributions that have been declared for the then current distribution period with respect to the Preferred Shares. The Preferred Share dividends do not reduce the amount SCI has budgeted for Common Share distributions, but do increase the percentage of the Common Share distribution that constitutes a non-taxable return of capital.

FUNDS FROM OPERATIONS

  Funds from operations attributable to Common Shares increased $10.0 million or 38.9% from $25.7 million for the first three months of 1996 to $35.7 million for the same period in 1997. SCI believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of SCI to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance, as an indicator of SCI's operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by SCI may not be comparable to similarly titled measures of other REITs.

  Funds from operations represents SCI's net earnings (computed in accordance with GAAP) before minority interest and before gains/losses on disposition of depreciated property, plus depreciation and amortization. In January 1995, SCI changed to a more conservative policy of expensing loan cost amortization in determining funds from operations.

                      STATEMENT OF FUNDS FROM OPERATIONS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
Net earnings attributable to Common Shares..................... $16,732 $11,804
  Add (deduct):
    Depreciation and amortization..............................  18,048  13,089
    Minority interest..........................................     895     756
    Loss on disposition of depreciated real estate.............     --       29
                                                                ------- -------
Funds from operations attributable to Common Shares............ $35,675 $25,678
                                                                ======= =======

REIT MANAGEMENT AGREEMENT

  Effective December 1, 1991, SCI entered into an agreement (as amended and restated, the "REIT Management Agreement") pursuant to which the REIT Manager assumed the day-to-day management of SCI. The REIT Management Agreement requires SCI to pay a base annual fee of approximately 16% of cash flow as defined in the REIT Management Agreement. Cash flow is calculated by reference to SCI's cash flow from operations, plus (i) fees paid to the REIT Manager,
(ii) extraordinary expenses incurred at the request of the independent Trustees of SCI and (iii) 33% of any interest paid by SCI on convertible subordinated debentures

(of which there are currently none); and, after deducting actual or imputed regularly scheduled principal and interest payments for long-term debt and distributions actually paid with respect to non-convertible preferred shares of beneficial interest, such as the Series A Preferred Shares and Series C Preferred Shares. The REIT Management Agreement provides that SCI's long-term unsecured senior debt will be treated as having regularly scheduled principal and interest payments like a 20-year level monthly payment, fully amortizing mortgage, and the imputed principal and interest payments are deducted from cash flow in determining the fee. The REIT Management fee calculation includes a portion of the interest on convertible debt because of the equity characteristics represented by the conversion feature of such debt. SCI does not currently plan to issue any convertible debt. Cash flow does not include interest and dividend income from SCI Development Services, realized gains from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments.

  Total real estate operating, general and administrative costs will increase due to SCI's larger asset size following each security offering, as well as unforeseen changes which may occur. REIT Management fees paid by SCI will increase if cash flow of SCI, as defined in the REIT Management Agreement, increases, including such increases that may relate to increases in SCI's assets. SCI does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from SCI assets. For example, land holding costs and pursuit cost write-offs fluctuate in relation to SCI's acquisition and development activity.

  SCI is obligated to reimburse the REIT Manager for all expenses incurred by the REIT Manager on behalf of SCI relating to SCI's operations, primarily including third-party legal, accounting, property development and similar fees paid on behalf of SCI, and travel expenses incurred in seeking financing, property acquisitions, property development, property sales, attending SCI Board and shareholder meetings and similar activities on behalf of SCI. Under the REIT Management Agreement, the REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including other REITs, even if such investors compete with SCI. Since the REIT Manager is a wholly owned subsidiary of SCI's largest shareholder, the REIT Manager has no intention of rendering services to investors who compete with SCI.

  The REIT Management Agreement is renewable by SCI annually, subject to a determination by the independent Trustees that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of SCI and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on SCI's results of operations cannot be predicted, other than that REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases.

  To better serve national companies and enable SCI to exclusively meet all of their distribution space needs, SCI Development Services develops build-to-suit distribution space facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. Under a separate agreement, the REIT Manager provides SCI Development Services with day-to-day management for a fee based on 16% of SCI Development Services' pre-tax cash flow, including gains and losses realized on property sales. The fee incurred by SCI Development Services for the first three months of 1997 was approximately $606,000, which is included in SCI's consolidated REIT Management fee expense of $6.6 million. Dividends and interest paid by SCI Development Services to SCI are excluded from SCI's cash flow for determining the REIT Management fee paid by SCI.

  On March 24, 1997, Security Capital and SCI entered into the Merger Agreement. Pursuant to the Merger Agreement, Security Capital will cause the REIT Manager and SCI Client Services to be merged into a newly formed subsidiary of SCI. The REIT Management Agreement will be terminated upon closing of the Merger. As a result of the Merger, the employees of the REIT Manager and SCI Client Services will become employees of SCI. Assuming that the market value of the Common Shares issued to Security Capital on the Merger date is

$81.9 million, approximately $5.7 million will be allocated to the net tangible assets acquired and the $76.2 million difference will be accounted for as costs incurred in acquiring the management companies from a related party since the management companies do not qualify as "businesses" for purposes of applying APB Opinion No. 16, "Business Combinations". This one-time adjustment will be recorded as an operating expense on SCI's statement of earnings but SCI will not deduct this expense for purposes of calculating funds from operations. See "The Merger Transaction" for a more complete description of the Merger.

                                REIT MANAGEMENT

  The REIT Manager provides SCI with strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, marketing, asset management, capital markets, disposition of assets, management information systems support and legal and accounting services, all of which are included in the REIT management fee. Hence, SCI depends upon the quality of the management provided by the REIT Manager. SCI currently has no employees. SCI believes that its relationship with the REIT Manager provides SCI with access to high quality and depth of management personnel and resources, savings from a dedicated capital markets group, and access to centralized research, information systems, accounting and legal support.

  Security Capital, the owner of the REIT Manager, has a substantial shareholder interest in SCI, creating commonality of interest with SCI's shareholders, and the REIT Management Agreement requires approval of the independent trustees for transactions between SCI and the REIT Manager and its affiliates. Furthermore, the REIT Manager provides all of its services for one fee, and an affiliate provides property management services at or below market rates in a competitive environment. The REIT Manager does not receive additional fees for investment banking, financing or similar services. See "The Merger Transaction" for a description of an agreement that SCI has entered into with Security Capital to merge the REIT Manager and SCI Client Services into a newly formed subsidiary of SCI in exchange for Common Shares.

  SCI believes that the quality of management should be assessed in light of the following factors:

  Management Depth/Succession. SCI believes that management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of the REIT. SCI believes that several of its senior officers could serve as the principal executive officer and continue SCI's performance. See "--Directors, Trustees and Officers of SCI and the REIT Manager" below.

  Strategic Vision. SCI believes that management should have the strategic vision to determine an investment focus which provides favorable initial yields and long-term growth prospects. The REIT Manager has demonstrated its strategic vision by focusing SCI on building an international light manufacturing distribution asset base at prices significantly below replacement cost and a land inventory at attractive prices. In addition, the REIT Manager differentiated SCI from its competition by positioning SCI, through the SCI International Operating System(TM), as the first global operating company that was able to address and service a corporate customer's distribution space requirements on an international, national, regional and local basis. The REIT Manager also focuses SCI on selected distribution markets where demographic and supply factors have permitted high occupancies at increasing rents-conditions which are consistent with the long term demographic forecast for SCI's target market cities.

  Research Capability. SCI believes that management should have the means for researching markets to determine appropriate investment opportunities. SCI divides its target market cities into numerous submarkets for analysis purposes. The REIT Manager and its affiliate, Security Capital Real Estate Research Group Incorporated, devote substantial time to research, on a submarket-by-submarket basis, under the supervision of the Managing Directors of the REIT Manager; hence, the REIT Manager's research has supplemented SCI's strategic focus and investment program.

  Investment Committee Process. SCI believes that investment committees should provide discipline and guidance to the investment activities of the REIT in order to achieve its investment goals. The members of the

REIT Manager's investment committee have a combined 169 years experience in the real estate industry. See "--Directors, Trustees and Officers of SCI and the REIT Manager" below. The investment committee receives detailed written analyses and research, in a standardized format, from the REIT Manager's acquisition personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the investment committee of the Board. The quality of the REIT Manager's investment committee process is evident from the ability of SCI to achieve its investment goals, generally realizing its projected initial returns and growth from distribution property investments.

  Acquisitions Capability/Due Diligence Process. SCI believes that management should have experienced senior personnel dedicated to acquiring investments and performing intelligent and thorough due diligence. The REIT Manager has 18 full-time acquisition and due diligence professionals and has developed uniform systems and procedures for due diligence. The REIT Manager's acquisition and due diligence personnel have screened and selected a large volume of successful investments.

  Development Capability. SCI believes that by internally developing projects, management can capture for the REIT the value which normally escapes through sales premiums paid to successful developers. The REIT Manager's 40 development professionals have substantial development and redevelopment experience, as described in "--Directors, Trustees and Officers of SCI and the REIT Manager" below. At June 30, 1997, the REIT Manager was developing 7.2 million square feet of distribution space for SCI, with a total budgeted cost of $270.0 million. The REIT Manager has engaged in substantial development on behalf of SCI at attractive yields which have exceeded projections and believes that development will provide growth when the market for acquisitions becomes less favorable. The REIT Manager has commenced development on behalf of SCI of 68 master-planned parks in 32 target market cities. As importantly, at June 30, 1997, SCI owned 1,374 acres of additional land and had fixed price options and rights of first refusal to acquire 515.2 acres and 36.2 acres, respectively, which in the aggregate will permit the development of approximately 33.9 million square feet of additional distribution space in 33 target market cities. Also, at June 30, 1997, SCI had an additional 773 acres under letter of intent or contingent contract, subject to completion of due diligence, which will permit the development of approximately 11.7 million square feet of additional distribution space.

  Capital Markets Capability. SCI believes that management must be able to effectively raise equity and debt capital for the REIT in order for the REIT to achieve growth through investment. The REIT Manager has successfully arranged funding for SCI's investment program, including SCI's initial public offering in March 1994, following which SCI commenced trading on the NYSE.

  Operating Capability. SCI believes that management can substantially improve Funds from Operations by actively and effectively managing assets. The REIT Manager conceived of and is developing the SCI International Operating System(TM) to effectively operate SCI's business and provide customers with an exceptional level of coordinated, comprehensive services. In addition, SCI Client Services provides a high level of property management services to customers. Through the SCI International Operating System(TM), the REIT Manager controls and effectively administers the management of SCI's distribution portfolio.

  Communications/Shareholder Relations Capability. SCI believes that a REIT's success in capital markets and asset acquisition activities can be enhanced by management's ability to effectively communicate the REIT's strategy and performance to investors, sellers of property and the financial media. The REIT Manager provides at its expense full time personnel who prepare informational materials for and conduct periodic meetings with the investment community and analysts.

  SCI believes that successfully combining the foregoing attributes significantly enhances a REIT's ability to increase cash flow and its market valuation. SCI's cash flow from operating activities and market valuation have increased under the REIT Manager's administration.

DIRECTORS, TRUSTEES AND OFFICERS OF SCI AND THE REIT MANAGER

  Upon consummation of the Merger transaction, each of the persons discussed below will become officers or trustees of SCI and be compensated for such services by SCI (other than Messrs. Wattles and Klopf, who will be compensated by Security Capital). Members of the REIT Manager's investment committee are designated by an asterisk (*).

 Trustees of SCI and Directors of the REIT Manager

  *K. DANE BROOKSHER--58--Mr. Brooksher was elected as a Trustee in October of 1993 and as Co-Chairman and Chief Operating Officer of SCI and the REIT Manager in November 1993, and is a Director of the REIT Manager. Prior thereto, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick, independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher's term as Trustee expires in 1999.

  STEPHEN L. FEINBERG--52--Mr. Feinberg was elected as a Trustee in January 1993. Since 1970, he has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate, manufacturing and venture capital. Mr. Feinberg is also a director of Continental Transmission Corporation (private investment company), Harvill Press Limited and Feinberg Foundation, Inc. and a former director of Farrar, Strauss and Giroux, Inc. (private publishing company). Mr. Feinberg is currently Chairman of the Board of Visitors and Governors of St. John's College and a director of other charitable organizations. Mr. Feinberg's term as Trustee expires in 1998.

  DONALD P. JACOBS--70--Mr. Jacobs was appointed a Trustee in February 1996. Mr. Jacobs has been a member of the J.L. Kellogg Graduate School of Management of Northwestern University since 1957, and Dean since 1975. Mr. Jacobs is Chairman of the Public Review Board of Andersen Worldwide and a member of the Board of Directors of Commonwealth Edison, First National Bank of Chicago, Hartmarx Corporation, Unocal Corporation, and Whitman Industries. From 1990 to 1992, Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region; from 1975 to 1979, Chairman of the Board of AMTRAK; from 1970 to 1971, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation; from 1963 to 1964, Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives. Mr. Jacobs' term as Trustee expires in 1998.

  JOHN T. KELLEY--56--Advisory Trustee of SCI; Trustee of PTR, a REIT affiliated with Security Capital; Chairman of Pacific Retail Trust (ownership and development of infill retail properties in the southwestern United States); from 1987 to 1991, Chairman of the Board, Kelley-Harris Company, Inc., El Paso, Texas (real estate investment company); from 1968 to 1987, Managing Director, LaSalle Partners Limited, Chicago, Illinois (corporate real estate services). Mr. Kelley is also a director of Security Capital and Tri State Media.

  *IRVING F. LYONS, III--47--Mr. Lyons was elected as a Trustee in March 1996 and as Co-Chairman and Chief Investment Officer of SCI and the REIT Manager in March 1997 and is a Director of the REIT Manager; from December 1993 to March 1997, Managing Director of SCI and the REIT Manager, where he was responsible for the Pacific region of the United States. Prior thereto, Mr. Lyons was the Managing Partner of King & Lyons (a San Francisco Bay Area industrial real estate development and management company) since its inception in 1979, where he was responsible for supervising development, asset management and day-to-day activities. Mr. Lyons has been involved in the development of over 3.5 million square feet of industrial space in the San Francisco Bay Area. Prior to forming King & Lyons, Mr. Lyons spent five years as a Vice President of Wells Fargo Mortgage Company. Mr. Lyons' term as Trustee expires in 2000.

  WILLIAM G. MYERS--70--Mr. Myers was elected as a Trustee in January 1995. He is also a Trustee of PTR, a REIT affiliated with Security Capital; Chief Executive Officer of Ojai Ranch and Investment Company, Inc., Santa Barbara, California, which he founded in 1963 (agri-business and other investments); director, Idetek, Inc., Sunnyvale, California (food diagnostic start-up company). Mr. Myers' term as Trustee expires in 2000.

  JOHN E. ROBSON--67--Mr. Robson was appointed a Trustee as of April 1, 1994. Since October 1993, Mr. Robson has served as Senior Advisor of Robertson, Stephens & Co., a San Francisco-based investment banking company. From 1989 to 1992, Mr. Robson served as Deputy Secretary of the United States Treasury. From 1986 to 1989, Mr. Robson was Dean and Professor of Management, Emory University School of Business Administration. From 1977 to 1985, he served as President and Chief Executive Officer and as Executive Vice President of G.D. Searle & Co. (pharmaceutical and consumer products). Mr. Robson is currently a director of Calgene Inc. (agricultural products), Northrop Grumman Corporation (aerospace) and Monsanto Company. Mr. Robson's term as Trustee expires in 2000.

  *THOMAS G. WATTLES--45--Mr. Wattles was elected as a Trustee in January 1993 and as Non-Executive Chairman of SCI in March 1997; he was a Director of SCI's predecessor since its formation in June 1991 and Director of the REIT Manager; prior thereto Co-Chairman and Chief Investment Officer of SCI and the REIT Manager from November 1993 to March 1997; Managing Director of Security Capital since March 1991. From January 1991 to December 1992, Mr. Wattles served as Managing Director of Security Capital Pacific Incorporated, the REIT Manager for PTR; from July 1989 to December 1990, Managing Partner of Stanwich Advisors Incorporated (real estate advisory and development services); and from July 1985 to June 1989, Senior Vice President of Property Finance Group of LaSalle Partners Limited (corporate real estate services). Mr. Wattles' term as Trustee expires in 1999.

  *JEFFREY H. SCHWARTZ--38--Director of the REIT Manager; Managing Director of the REIT Manager since October 1994, where he has had overall responsibility for international operations since December 1996, and Managing Director of SCI; prior thereto, Mr. Schwartz was a founder and managing partner of The Krauss/Schwartz Company, one of the largest industrial real estate developers in Florida; from April 1986 to October 1988, Mr. Schwartz was a Partner at Anderson Properties in Atlanta, Georgia.

  *ROBERT J. WATSON--47--Director of the REIT Manager; Managing Director of the REIT Manager since November 1992, where he has overall responsibility for development and asset optimization activities, and Managing Director of SCI; from April 1991 to November 1992, private consultant in the real estate industry; from June 1977 to April 1991, with Trammell Crow Commercial Company, a real estate development and management company, in Denver, Colorado, where his last position held was Regional Partner and where he was a member of that firm's Management Board. As Regional Partner, Mr. Watson was responsible for Trammell Crow Commercial Company's commercial/industrial development, leasing and management activities in both the intermountain and the southwestern United States. In his position prior to affiliation with the REIT Manager, Mr. Watson was responsible for over $1 billion in assets and developed over 3.5 million square feet of industrial and other commercial space.

 Other Officers

  ROBERT O. ALTER--37--Vice President of the REIT Manager since August 1995, where he has responsibility for coordinating build-to-suits in the Southeast region, and Vice President of SCI; from August 1992 to August 1995, Managing Director of Faison in Tampa, Florida; from May 1989 to August 1992, Director of Oxford Properties Florida, Inc., also in Tampa.

  GARY E. ANDERSON--31--Vice President of the REIT Manager since September 1996, where he has been responsible for investment opportunities in Mexico since December 1996, and Vice President of SCI; prior thereto, from August 1995 to December 1996, responsible for research on special investment opportunities and from August 1994 to August 1995, a member of the Management Development Program; in June 1994, Mr. Anderson received his M.B.A. from the Anderson Graduate School of Management at UCLA; from October 1988 to June 1992, Project Manager with Spancrete of California, a construction company in Irwindale, California.

  *NED K. ANDERSON--50--Senior Vice President of the REIT Manager since December 1993, where he has responsibility for the Pacific region of the United States, and Senior Vice President of SCI; from November 1983 to December 1993, he was a partner at King & Lyons, where he directed the development, leasing and management of the 250 acre Bayside Business Park in Fremont, where King & Lyons developed approximately 1.5 million square feet of buildings. He also helped oversee King & Lyons East Bay properties, which total 2.5 million square feet of buildings; prior thereto, Mr. Anderson was a Vice President of Wells Fargo Realty Finance.

  GREGORY J. ARNOLD--42--Vice President of the REIT Manager since January 1996, where he is a member of the Global Services Group and Vice President of SCI; from January 1995 to September 1995, Project Executive and General Manager for ROI Realty Services, Inc.; from November 1985 to January 1995, Equity Vice President and Senior Leasing Specialist at LaSalle Partners in Washington, D.C., where he was responsible for management and leasing of a 170,000 square feet office building and redeveloping a Class C property through renovation, marketing, communication and a tenant retention program.

  STEVEN E. BARTHEL--34--Vice President of the REIT Manager since March 1997, where he has had Project Manager responsibilities for the New Jersey I-95 Corridor since December 1996, and Vice President of SCI; prior thereto, Mr. Barthel acted as an independent consultant providing construction management services from February 1996 to November 1996; from June 1992 to February 1996, Project Manager with Matrix Development Group, Inc. in Cranbury, NJ, where he was responsible for development of office and distribution centers; from February 1987 to May 1992, Project Manager with Olympia and York, a real estate development company in London, England and New York, New York.

  CLAUDE A. BILLINGS--56--Vice President of the REIT Manager since January 1994, where he is a member of the Global Services Group, and Vice President of SCI; from March 1991 to February 1994, Senior Vice President and Regional Manager of the Staubach Company, a Dallas, Texas corporate real estate service firm; from March 1989 to March 1991, Vice President of the Leasing and Equity Departments for Walker & Dunlop, Inc.; prior thereto, Vice President of the Investment Properties Division of J.E. Robert Companies; for five years during the mid-1980s, Mr. Billings was a Vice President with LaSalle Partners Limited, where he acquired, financed and marketed income-producing real estate assets.

  LESLIE R. BOUDWIN--42--Vice President of the REIT Manager since March 1997, where he has had Market Officer responsibilities for the Seattle area since April 1996, and Vice President of SCI; prior thereto, from June 1985 to March 1996, Mr. Boudwin was a member of the Industrial/Technology Group at Cushman & Wakefield of Washington, Inc., where he specialized in the sale and leasing of industrial properties.

  ERIC D. BROWN--36--Vice President of the REIT Manager since December 1996, where he is the Regional Property Manager for the Central region, and Vice President of SCI; Mr. Brown has been Vice President of SCI Client Services since January 1995 where he had property management responsibilities for Austin, Brownsville, El Paso and San Antonio since May 1994; prior thereto from May 1993 to April 1994, Vice President and partner of Crow-Barshop Properties, Inc., a property management, development and brokerage firm in San Antonio, Texas, where he was responsible for property management and daily operations of the firm; from January 1991 to April 1993, Director of Asset Management for Crow-Barshop Properties, Inc.

  MARK R. CASHMAN--37--Vice President of the REIT Manager since November 1995, where he has Market Officer responsibilities for Dallas, Texas, and Vice President of SCI; prior thereto, Vice President of PTR since January 1995, where he was a member of the asset management group; from September 1992 to January 1995, First Vice President/Portfolio Manager with First Nationwide Financial Corporation in Los Angeles, California, where he was responsible for the property management department holdings throughout the western United States; from May 1990 to September 1992, Vice President/Senior Asset Manager with American Real Estate Group in Irvine, California.

  LISA M. CERNY--33--Vice President of the REIT Manager since June 1995, where she is controller for the Global Development Group and has provided accounting services since October 1993, and Vice President of SCI; from January 1988 to June 1993, Director of Corporate Services and Portfolio Manager with The Koll Company in Newport Beach, California, where she managed corporate financial services. Ms. Cerny is a Certified Public Accountant.

  JAMES D. COCHRAN--36--Vice President of the REIT Manager since March 1994, where he has Market Officer responsibilities for Denver, Colorado and Kansas City, Kansas, and Vice President of SCI; from August 1988 to March 1994, Vice President for TCW Realty Advisors, where he was responsible for industrial acquisitions in southern California; from September 1984 to August 1987, Associate with Economics Research Associates, where he performed market and financial feasibility studies for a wide variety of land use development projects.

  PAUL C. CONGLETON--42--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities for Houston and Austin, Texas, and Vice President of SCI; from October 1990 to December 1994, Principal with Overland Company, a property management, development and investment services firm in Tucson, Arizona; from March 1985 to October 1990 Partner with Trammell Crow Company in Tucson, Arizona.

  R. STAN CONWAY, JR.--33--Vice President of the REIT Manager since November 1994, where he has Market Officer responsibilities for Atlanta, Georgia, and Vice President of SCI; from October 1989 to October 1994, Vice President of Marketing for Bullock, Terrell and Mannelly; from April 1987 to October 1989, Vice President of Industrial Sales for Royal LePage.

  MICHAEL S. CURLESS--33--Vice President of the REIT Manager since August 1995, where he has Market Officer responsibilities for Indianapolis, and Vice President of SCI; from June 1989 to August 1995, Marketing Director with Trammell Crow Company, where he was responsible for the development and marketing of industrial projects; from July 1986 to July 1987, Financial Analyst with General Electric.

  DAVID B. DANIEL--30--Vice President of the REIT Manager since June 1996, where he has been a member of the due diligence team since April 1995, and Vice President of SCI; from February 1994 to April 1995, Senior Underwriter with Remsen Partners Ltd. in New York, New York, where he was involved in all phases of a loan origination and securitization program; from May 1992 to February 1994, Associate Consultant with Kenneth Leventhal & Co. in Houston, Texas and New York, New York, where he performed due diligence and evaluation on a variety of real estate transactions.

  MARK H. DEGNER--35--Vice President of the REIT Manager since April 1994, where he is responsible for portfolio acquisitions and dispositions, and Vice President of SCI; from October 1988 to April 1994, Manager for the Hahn Company in San Diego, California, where he was Manager of Development and Acquisitions, Corporate Development and most recently, Dispositions.

  WILLIAM H. EAGER--56--Vice President of the REIT Manager since June 1996, where he is a member of the Global Services Group and Vice President of SCI; from June 1976 to June 1996, Mr. Eager was a First Vice President of CB Commercial where he was involved in over $350 million of industrial real estate transactions; prior thereto, Mr. Eager was an account executive and assistant to the president of Leo Burnett Advertising from September 1968 to June 1976 where he was active in developing marketing and advertising strategies.

  FRANK H. FALLON--35--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities in Memphis, Nashville and Chattanooga, Tennessee, and Vice President of SCI; prior to joining SCI, Mr. Fallon was with Trammell Crow Company from March 1987 to December 1994, where he was responsible for leasing, management, acquisition and disposition of industrial properties in the Dallas/Fort Worth, Texas area.

  GABE L. FINKE--31--Vice President of the REIT Manager since September 1996, where he is responsible for research on international investment opportunities, and Vice President of SCI; prior thereto, Mr. Finke was a member of the land acquisitions group from September 1995 to December 1996 and a member of the Management Development Program from July 1994 to August 1995; in May of 1994 Mr. Finke received his M.B.A. from the Harvard Graduate School of Business Administration.

  KURT R. FULLER--39--Vice President of the REIT Manager since October 1994, where he has Project Manager responsibilities for tenant improvement construction in the San Francisco Bay Area, Reno, Portland, Seattle and Salt Lake City, and Vice President of SCI; from February 1989 to October 1994, Project Manager/Estimator for Wentz Builders, Inc. in San Carlos, California, where he was responsible for managing tenant improvement and special projects.

  BRIAN P. GALLAGHER--42--Vice President of the REIT Manager since June 1997, where he is responsible for build-to-suit projects in the Mid-Atlantic region, and Vice President of SCI; from February 1993 to May 1997, Mr. Gallagher acted as an independent consultant providing development and property management services; from July 1984 to January 1993, Vice President and Partner of Matrix Development Group in Cranbury, New Jersey, where he was responsible for development of industrial and commercial projects in New Jersey and Pennsylvania.

  THOMAS P. GARRIGAN--47--Vice President of the REIT Manager since March 1995, where he is a member of the Global Services Group, and Vice President of SCI; from June 1993 to February 1995, he was Senior Vice President of Security Capital and its affiliates, where he oversaw accounting operations; from July 1981 to June 1993, Audit Partner with KPMG Peat Marwick in Midland and El Paso, Texas; from July 1971 to July 1981, on the professional staff of KPMG Peat Marwick.

  JOHN R. HANSON--46--Vice President of the REIT Manager since May 1995, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI; from July 1994 to May 1995, Vice President of Jack & Cohen Builders, Inc. in Palo Alto, California, where he was responsible for a wide variety of construction projects; from January 1991 to July 1994, Project Director of Jack & Cohen; prior thereto, Project Manager of L.E. Wentz Company in San Carlos, California from April 1987 to January 1991.

  LARRY H. HARMSEN--37--Vice President of the REIT Manager since February 1995, where he has Market Officer responsibilities for San Diego and Orange County, California, and Vice President of SCI; from January 1988 to February 1995, Vice President/Managing General Partner with Lincoln Property Company in Southern California, where he was responsible for all aspects of asset and property management for a portfolio of office and industrial space containing over 2.5 million square feet; from July 1985 to January 1988, Development/Marketing Manager with Lincoln Property N.C., Inc.

  DONALD L. HARRIER--38--Vice President of the REIT Manager since May 1994, where he has Project Manager responsibilities in the Pacific region, and Vice President of SCI; from May 1993 to May 1994, Senior Partner with Donald L. Harrier, AIA, Architecture; from August 1986 to May 1993, Project Director with DES Architects & Engineers in Redwood City and Fremont, California, where he was involved in project management, architecture and marketing.

  JAMES J. JACHETTA--44--Vice President of the REIT Manager since December 1996, where he has Project Manager responsibilities in the Pacific region, and Vice President of SCI; prior thereto, from October 1995 to October 1996, Mr. Jachetta was a project manager consultant to SCI; from May 1992 to September 1995, Mortgage Broker with Southern Cal Financial Group in Newport Beach, California; from May 1986 to April 1992, Senior Project Manager of The O'Donnell Group, a commercial developer in Irvine, California.

  *M. MARC JASON--36--Vice President of the REIT Manager since December 1993, where he is responsible for acquisition due diligence, and Vice President of SCI; from January 1993 to December 1993, President of Aslan Communications, a regional telecommunications company; from December 1986 to December 1992, employed with Trammell Crow Company, most recently as Senior Vice President and Finance Manager, where he managed the finance and accounting departments for the company's $1 billion southern California asset base; prior thereto, an accountant with Price Waterhouse. Mr. Jason is a Certified Public Accountant.

  KENT W. JOHNSON--43--Senior Vice President of the REIT Manager since July 1995, where he heads the Global Services Group, and Senior Vice President of SCI; from March 1994 to June 1995, National Director for Sequent Computer Systems, where he was recognized as WorldWide Manager of the Year; from January 1977 to March 1994, with IBM in various positions, including National Account Director and Branch Manager.

  MICHAEL J. JONES--34--Vice President of the REIT Manager since March 1997, where he has had Project Manager responsibilities since March 1996, and Vice President of SCI; from January 1987 to February 1996, Business Development Manager with Shiel Sexton Company, a general contractor in Indianapolis, Indiana, where he was responsible for acquiring and maintaining industrial design-build accounts.

  M. GORDON KEISER--53--Senior Vice President of the REIT Manager since October 1995, where he is Chief Financial Officer and is responsible for accounting, financial reporting and coordination of financing, and Senior Vice President of SCI; from August 1988 to October 1995, Senior Vice President of JMB Realty Corporation, where he was responsible for structuring corporate finance and capital markets financing and corporate acquisition financing. Previously, he was with KPMG Peat Marwick. Mr. Keiser is a Certified Public Accountant.

  DOUGLAS A. KIERSEY, JR.--36--Vice President of the REIT Manager since May 1994, where he has Market Officer responsibilities for Seattle, Washington and Portland, Oregon, and Vice President of SCI; from September 1983 to May 1994, a member of the Industrial/Technology Group at Cushman & Wakefield of Oregon, Inc., where he specialized in the sale and leasing of industrial properties.

  JEFFREY A. KLOPF--49--Senior Vice President and Secretary of SCI, the REIT Manager and Security Capital since January 1996; from 1988 to December 1995, Partner with Mayer, Brown & Platt, where he practiced corporate and securities law. Mr. Klopf provides securities offering and corporate acquisitions services to SCI and its affiliates and oversees the provision of legal services to SCI and its affiliates.

  ROBERT A. KRITT--36--Vice President of the REIT Manager since November 1991, where he has responsibility for coordinating build-to-suits in the Mid-Atlantic region, and Vice President of SCI; from January 1991 to December 1992, Vice President of Security Capital Pacific Incorporated, the REIT Manager for PTR, where he was responsible for acquisition due diligence; from 1986 to December 1990, Vice President of Sanders Partners Incorporated, Chicago, Illinois (multibusiness holding company); prior thereto, senior tax consultant with Arthur Andersen LLP.

  W. SCOTT LAMSON--34--Vice President of the REIT Manager since March 1997, where he has Market Officer responsibilities for the San Francisco Bay Area, and Vice President of SCI; prior thereto, from July 1995 to March 1997, Mr. Lamson had leasing and marketing responsibilities for SCI's Bay Area properties; from August 1987 to June 1995, Vice President with Commercial Property Services in San Jose, California, where he was responsible for the leasing of over 2 million square feet in the Bay Area.

  EDWARD F. LONG--41--Vice President and Controller of SCI and the REIT Manager since January 1996, where he supervises accounting and financial reporting; from June 1995 to January 1996, Controller for SCI Client Services; from December 1990 to June 1995, Director of Financial Services for Coopers and Lybrand in Central Florida and the Carolinas; from November 1984 to December 1990, Chief Financial Officer for a group of privately owned real estate investment companies. Mr. Long is a Certified Public Accountant.

  A. JOHN LOW--44--Vice President of the REIT Manager since December 1996, where he has Project Manager responsibilities in the Pacific region, and Vice President of SCI; from July 1994 to October 1996, Director of Architecture, Design and Construction for Waban, Inc., a national chain of home improvement centers in Irvine, California, where he was responsible for development and construction of warehouses; from March 1994 to July 1994, Portfolio Manager for Insignia O'Donnell Properties, Inc., a development and management company in Irvine, California; from March 1990 to March 1994, Director of Real Estate for Catellus Development Corporation in Anaheim, California, where he had marketing responsibilities for the Southern California region.

  DONALD W. MADSEN--53--Senior Vice President of the REIT Manager since July 1993, where he supervises development services related to construction management and build-to-suit facilities, and Senior Vice President of SCI; from July 1992 to June 1993, Vice President, Business Development for Windward, Ltd., a Dallas, Texas-based design/build general construction company; from December 1990 to July 1992, Managing Director and from December 1978 to December 1990, Partner of Construction Management, Dallas Industrial Division of Trammell Crow Company; prior thereto, Mr. Madsen was an industrial architect with Trammell Crow Company. In his prior positions, Mr. Madsen supervised the development of over 38 million square feet of industrial space.

  DAVID W. MAJORS--53--Vice President of the REIT Manager since December 1996, where he has Market Officer responsibilities for Albuquerque, New Mexico and El Paso, Texas, and Vice President of SCI; from September 1988 to September 1996, President and Chief Operating Officer of Remington Capital Group in Dallas, Texas where he was responsible for all aspects of development of build-to-suit industrial, office and retail facilities.

  BRIAN N. MARSH--32--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities for Columbus, Ohio, and Vice President of SCI; from June 1990 to January 1995, with Pizzuti Realty Inc., in Columbus, Ohio, where he was responsible for master planning, development and marketing of a 400-acre-plus, mixed-use development; prior thereto, Marketing Associate with Wears Kahn McMenamy in Columbus, Ohio.

  LYNN V. MCFARLANE--47--Vice President of the REIT Manager since March 1997, where she has had Project Manager responsibilities since February 1996 for the San Francisco Bay Area and Reno, and Vice President of SCI; prior thereto, Ms. McFarlane provided asset manager and senior property manager services for the Pacific region from December 1993 to January 1996; from 1989 to December 1993, Senior Property Manager and Project Manager for King & Lyons, a San Francisco Bay Area industrial development company, where she was responsible for over 1 million square feet of tenant improvements.

  J. THOMAS MERCER--38--Vice President of the REIT Manager since January 1995, where he is responsible for coordinating build-to-suits nationwide, and Vice President of SCI; from September 1987 to January 1995, Senior Marketing Representative with Friendswood Development Company in Houston, Texas, where he completed over $15 million in land transactions; prior thereto, Industrial Leasing Specialist with The Home Company in Houston, Texas, where he leased more than 500,000 square feet of industrial space.

  *STEVEN K. MEYER--49--Senior Vice President of the REIT Manager since December 1995, where he has responsibility for the Central region of the United States, and Senior Vice President of SCI; prior thereto, Vice President of the REIT Manager since September 1994; from 1990 to July 1994, Executive Vice President with Trammell Crow Company, where he directed leasing and development activities for the Industrial Division; from 1983 to 1990, Project Partner with Trammell Crow, where he developed and/or acquired 77 projects totalling over 7 million square feet; prior thereto, Mr. Meyer was a Leasing Agent with Trammell Crow.

  JOSEPH H. MIKES--37--Vice President of the REIT Manager since August 1995, where he has Market Officer responsibilities for the Chicago area, and Vice President of SCI; from March 1988 to August 1995, Senior Director of Opus North Corporation, where he managed office and industrial real estate activities; from April 1984 to March 1988, Director of Real Estate for Opus, in Florida.

  RON W. MILLS--39--Vice President of the REIT Manager since April 1993, where he has been a member of the Global Services Group since July 1996, and Vice President of SCI; prior thereto, Mr. Mills had Market Officer responsibilities for San Antonio, Austin and Rio Grande Valley, Texas; from February 1991 to May 1992, Vice President of Commercial Operations for SCG Realty Services Incorporated, a regional real estate services organization; prior thereto, Vice President of Asset Management and Property Management for Operations for USAA Real Estate Company.

  RICK D. MIRANDA--43--Vice President of the REIT Manager since December 1996, where he has Project Manager responsibilities in the Pacific region, and Vice President of SCI; from April 1996 to September 1996, President of Realty Development Management Services, Inc. in Newport Beach, California, where he was responsible for all aspects of development and construction of office and industrial facilities; from May 1995 to March 1996, Vice President with Arnel Development Company in Costa Mesa, California, where he was responsible for the design and construction of a retail center; from August 1987 to February 1995, Vice President with Bramalea U.S. Properties in Oakland, California, where he was responsible for development, design and construction management for the Pacific region.

  R.A.D. MORTON, III--39--Vice President of the REIT Manager since July 1993, where he has Market Officer responsibilities for San Antonio and Rio Grande Valley, Texas, and Vice President of SCI; from January 1991 to July 1993, President of The Morton Group, which specialized in corporate industrial real estate services, asset management and development services; from June 1988 to January 1991, Principal with Trammell Crow Company in its El Paso Commercial Division, where he was responsible for industrial development.

  DAVID S. MORZE--36--Vice President of the REIT Manager since March 1995, where he has Market Officer responsibilities for Reno, Nevada and Salt Lake City, Utah, and Vice President of SCI; from May 1993 to March 1995, Director of Marketing for Northern California for SARES*REGIS; from January 1993 to May 1993, Real Estate Consultant to The Moreno Bavarian Corporation in Portola Valley, California; from September 1983 to January 1993, Partner with Cabot & Forbes in Northern California, where he developed and acquired over $140,000,000 of office, research and development and industrial projects.

  DONALD E. MYERS--53--Vice President of the REIT Manager since March 1993, where he is responsible for special projects, and Vice President of SCI; from July 1988 to March 1993, a Senior Vice President of Dreyfus Realty Advisors, where he was responsible for asset management; from March 1984 to June 1988, Senior Vice President with Realco International, a private real estate investment and development company; and from July 1978 to February 1984, Vice President of LaSalle Partners Limited in its Land Group, where he provided acquisition and disposition services for clients of the firm.

  MICHAEL NACHAMKIN--43--Vice President of the REIT Manager since March 1996, where he has Market Officer responsibilities for New Jersey I-95 corridor and Vice President of SCI; from 1984 to February 1996, Director of Investment Sales, Tenant Representation and Marketing at Cushman & Wakefield of New Jersey; prior thereto, a salesperson with Coldwell Banker Real Estate Services from 1983 to 1984.

  AUGUST J. NAPOLITANO--50--Vice President of the REIT Manager since May 1995, where he is a member of the Global Services Group, and Vice President of SCI; from November 1992 to December 1994, Director/Branch Manager of Cushman & Wakefield in Orange County, California, where he managed all aspects of the Newport Beach and Anaheim Commercial brokerage offices; from January 1981 to November 1992, Senior Vice President/Broker with CB Commercial, also in Orange County.

  JAMES R. NASS, III--35--Vice President of the REIT Manager since March 1997, where he has had Project Manager responsibilities for the Chicago area since December 1995, and Vice President of SCI; from March 1989 to November 1995, Project Manager with Opus North Corporation in Rosemont, Illinois, where he was responsible for the development and construction of industrial, office and retail centers.

  EDWARD S. NEKRITZ--31--Vice President of the REIT Manager since September 1995, where he is responsible for coordinating the global leasing program, overseeing environmental issues and providing asset management and legal services, and Vice President of SCI; from October 1990 to September 1995, attorney with Mayer, Brown & Platt, where he specialized in commercial real estate transactions, including acquisitions and dispositions, leasing, development and zoning.

  PETER J. NIELSEN--51--Vice President of the REIT Manager since March 1994, where he has Project Manager responsibility for build-to-suit projects, and Vice President of SCI; from November 1984 to February 1994, Vice President of Project Development for Dueck Group of Companies, a development firm in Denver, Colorado; and from November 1980 to November 1984, Design-Build Project Manager for Voth Brothers Construction, a contractor/development company in Abbotsford, British Columbia. Mr. Nielsen has supervised the development of over 4 million square feet of industrial and commercial space.

  WILLIAM D. PETSAS--39--Vice President of the REIT Manager since July 1994, where he has Market Officer responsibilities for Phoenix, Arizona, and Vice President of SCI; from June 1993 to June 1994, Mr. Petsas was a consultant to SCI in the area of due diligence and acquisitions; from May 1992 to May 1993, Mr. Petsas was a director of business development for residential properties in the Southwest for Trammell Crow

Company; from June 1986 to April 1992, Mr. Petsas was with the Industrial Division of Trammell Crow Company in Phoenix, Arizona, where he was a marketing principal beginning in 1989.

  *WALTER C. RAKOWICH--39--Senior Vice President of the REIT Manager since November 1994, where he has responsibility for the Mid-Atlantic region of the United States, and Senior Vice President of SCI; from July 1994 to November 1994, Vice President of the REIT Manager; from October 1993 to June 1994, Mr. Rakowich was a consultant to SCI in the area of due diligence and acquisitions; from 1985 to September 1993, Mr. Rakowich was with Trammell Crow Company, where he was involved in the acquisition, development, financing, marketing, management and disposition of property and was a Senior Vice President and Principal beginning in 1992.

  THOMAS M. RAY--34--Vice President of the REIT Manager since March 1996, where he is responsible for coordinating build-to-suits in the Pacific region, and Vice President of SCI; prior thereto, a member of the build-to-suit group since September 1995; from October 1994 to September 1995, Mr. Ray supervised land acquisitions in due diligence; from August 1994 to October 1994, a member of the land acquisitions due diligence group; from March 1994 to August 1994, a member of the Management Development Program where he assisted with multifamily portfolio acquisitions; from February 1991 to August 1992, General Counsel with Richardson International Corp. in Fort Collins, Colorado.

  BETTY J. REMSTEDT--52--Vice President of the REIT Manager since December 1993, where she provides accounting, financial analysis and budgeting services for the REIT Manager with respect to SCI's Pacific region properties, and Vice President of SCI; from December 1988 to December 1993, Chief Financial Officer of King & Lyons; prior thereto, Controller at Barratt Southern California, Inc., a real estate development company in San Jose, California.

  MICHAEL H. SCHRANK--51--Vice President of the REIT Manager since May 1997, where he has marketing and communications responsibilities, and Vice President of SCI; from December 1996 to May 1997, acted as independent consultant providing marketing services to the electronic commerce industry; from July 1985 to November 1996, Mr. Schrank was with PLUS ATM network of VISA U.S.A., where his last position held was Vice President and Marketing Director, responsible for overall marketing in the U.S. Region.

  *JOHN W. SEIPLE--39--Senior Vice President of the REIT Manager since November 1994, where he has responsibility for the Southeast region of the United States and is responsible for researching national strategic initiatives, and Senior Vice President of SCI; from October 1993 to November 1994, Vice President of the REIT Manager; from January 1992 to June 1993, Senior Vice President, and from June 1988 to December 1991, Partner, with Trammell Crow Dallas Industrial, Inc., a subsidiary of Trammell Crow Company, where he was responsible for leasing, development, acquisition, financing, tenant build-out and property management of 7.5 million square feet of industrial properties; from June 1987 to May 1988, Marketing Principal, and from May 1985 to May 1987, Leasing Agent with Trammell Crow Company.

  STEVEN O. SPAULDING--55--Vice President of the REIT Manager since May 1993, where he has Market Officer responsibilities for Las Vegas, Nevada, and Vice President of SCI; from June 1992 to May 1993, Area Manager with Dermody Properties in Las Vegas, where he was responsible for its management portfolio and new development activities; from November 1991 to June 1992, independent consultant; from 1987 to November 1991, Managing Partner of St. Louis division, and from 1983 to 1987, Industrial Partner of Trammell Crow Company in St. Louis.

  RICHARD H. STRADER--37--Vice President of the REIT Manager since June 1994, where he has Market Officer responsibilities for Charlotte, Raleigh-Durham and Winston-Salem, North Carolina, and Vice President of SCI; from October 1987 to May 1994, Mr. Strader was with the Dallas Industrial Division of Trammell Crow Company, where he was the Managing Director of the Central and Southwest Dallas Industrial office since 1990.

  CHARLES E. SULLIVAN--39--Vice President of the REIT Manager since October 1994, where he has Market Officer responsibilities for Monterrey, Mexico, and Vice President of SCI; from July 1989 to October 1994, Senior Industrial Broker with Cushman & Wakefield.

  STANLEY G. THOMAS--51--Vice President of the REIT Manager since April 1995, where he has Project Manager responsibilities for the Central Region, and Vice President of SCI; from January 1990 to March 1995, Project manager for Cushman & Wakefield Development Consulting Group in Dallas, Texas, where he was responsible for the total design and construction process for projects including build-to-suits and tenant fit-up, ranging from 25,000 to 200,000 square feet; from April 1987 to December 1989, Senior Project Manager with Neiman Marcus' Planning, Architecture, Construction & Facilities Management Group in Dallas, Texas; prior thereto, managing principal of Pickle & Thomas, Inc., Architecture/Interiors.

  JEFFREY M. TODD--39--Vice President of the REIT Manager since January 1995, where he has Project Manager responsibilities for build-to-suit projects, and Vice President of SCI; from November 1994 to January 1995, Project Manager for Smallwood, Reynolds, Stewart, Stewart & Associates, Inc., where he was responsible for managing industrial architecture; from June 1984 to November 1994, Project Architect for Wakefield/Beasley & Associates.

  JAMES R. TROUT--34--Vice President of the REIT Manager since June 1995, where he has Project Manager responsibilities for Mexico, and Vice President of SCI; prior thereto, Mr. Trout was a member of the development group from June 1993; from February 1992 to May 1993, Real Estate Consultant with Douglas
A. Edwards, Incorporated in New York, New York; from June 1991 to January 1992, Assistant to President of Solow Realty and Development in New York, New York; prior thereto, Management Associate with Citicorp in New York, New York.

  MARY JANE VIETZE--43--Vice President of the REIT Manager since April 1996, where she is responsible for accounting and financial reporting and Vice President of SCI; prior thereto, a member of the accounting group since September 1993; from July 1990 to September 1993, Senior Accountant for Price Waterhouse; from October 1983 to July 1990, Controller for a group of privately owned real estate investment companies. Ms. Vietze is a Certified Public Accountant.

  EDWIN D. WAGERS--53--Vice President of the REIT Manager since January 1995, where he has Project Manager responsibilities for the Mid-Atlantic region of the United States, and Vice President of SCI; from April 1991 to December 1994, Chief Operating Officer of National Real Estate Development at Muirfield Village Development in Columbus, Ohio; from August 1988 to April 1991, Senior Vice President of Galbreath Huff Companies in Columbus, Ohio; from May 1977 to August 1988, Senior Vice President of the Midwest Division with Vantage Companies.

  DAVID L. WELCH--35--Vice President of the REIT Manager since February 1995, where he has Market Officer responsibilities for Washington D.C. and Baltimore, Maryland, and Vice President of SCI; from September 1992 to January 1995, Associate Senior Vice President with Carey Winston Co. in Washington D.C., where he managed the leasing and marketing program for over 1.5 million square feet of industrial space in Northern Virginia; from May 1984 to September 1992, Vice President with CB Commercial, where he specialized in industrial leasing, land and building sales in Northern Virginia.

  JAMES E. WHITE--40--Vice President of the REIT Manager since July 1995, where he has Market Officer responsibilities for Cincinnati, Ohio and Louisville, Kentucky and Vice President of SCI; from July 1994 to July 1995, Senior Regional Director with First Industrial Realty Trust, Inc. in Southfield, Michigan; prior thereto, Chief Financial Officer with
Damone/Andrew Enterprises in Troy, Michigan from August 1989 to July 1994.

  JAMES P. WILSON--53--Vice President of the REIT Manager since October 1994, where he has Project Manager responsibilities for the Southeast region, and Vice President of SCI; from March 1988 to October 1994, Vice President of Development and Construction for The Krauss/Schwartz Company; from April 1986 to March 1988, Vice President of Development and Construction for The Hogan Group, a real estate development and property management company.

                                 THE OFFERING

RIGHTS

  SCI is issuing as a dividend, at no cost, to each holder of Common Shares of record as of the close of business on the Record Date, one Right for each Common Share held by such holder on such Record Date. Eleven Rights entitle the holder thereof to purchase one Common Share at the Subscription Price. The Rights are evidenced by transferable Rights certificates, which shareholders will receive with the delivery of this Prospectus Supplement. A holder of Rights may (a) subscribe for Common Shares through the exercise of all of his or her Rights, thereby preserving approximately the same percentage ownership in SCI, (b) subscribe for Common Shares through the exercise of part of his or her Rights and transfer or sell the remainder of his or her Rights, (c) transfer or sell all of his or her Rights or (d) allow part or all of his or her Rights to expire unexercised. In any of the latter three cases, the shareholder would own a smaller relative equity ownership and voting interest in SCI after the Offering and the Merger.

SUBSCRIPTION PRICE

  The Subscription Price for one Common Share, which may be purchased upon the exercise of eleven Rights, is $21.00.

EXPIRATION DATE

  The Rights will expire and become void at 5:00 p.m., Eastern Daylight Time, on September 9, 1997 or such later date as SCI may determine in its sole discretion. The Rights will thereafter have no value. Notice will be given to shareholders of record on the Record Date, by mail or by publication in a newspaper of national circulation, of a new Expiration Date in the event SCI extends the period for the exercise of the Rights.

OVERSUBSCRIPTION PRIVILEGE

  A holder of Common Shares on the Record Date who validly exercises all of the Rights initially issued to such holder to the extent possible will have the further right to exercise the Oversubscription Privilege for Unsubscribed Shares at the Subscription Price. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. Holders of Common Shares so entitled to exercise the Oversubscription Privilege may oversubscribe for as many additional Common Shares as desired (subject to the maximum number of Common Shares offered in the Offering and certain other restrictions). See "--Limitation on Subscriptions". If the demand for Common Shares pursuant to the Oversubscription Privilege exceeds the number of Common Shares available, holders of Common Shares on the Record Date shall participate in the Oversubscription Privilege (up to, but not exceeding, the number of Common Shares oversubscribed for by each such holder) pro rata based upon the number of Rights exercised by each such person (without regard to the number of Common Shares oversubscribed for by each such person pursuant to the Oversubscription Privilege), with fractional Common Shares adjusted in any manner SCI deems appropriate. Promptly after the Expiration Date, SCI will send each subscriber exercising the Oversubscription Privilege a written confirmation of the number of Common Shares allocated to such subscriber under the Oversubscription Privilege. Any amounts overpaid by subscribers will be refunded promptly after the Expiration Date without interest.

UNSUBSCRIBED SHARES AND THIRD PARTY SALES

  SCI, with the assistance of Capital Markets Group, will, simultaneously with the offering of Common Shares to Rights holders, seek third-party investors to acquire Unsubscribed Shares. Capital Markets Group will offer the Unsubscribed Shares, at the Subscription Price, on a best-efforts basis in jurisdictions where it is authorized to do so. SCI will indemnify Capital Markets Group against certain civil liabilities, including liabilities under the Securities Act. No person has committed to underwrite the sale of Unsubscribed Shares to third parties. The REIT Manager or Security Capital will pay a fee of $250,000 to Capital Markets Group. SCI has agreed to pay the expenses of Capital Markets Group related to the Offering, which expenses are not expected to exceed $25,000.

  Third-party investors who desire to purchase Unsubscribed Shares should mail or deliver the subscription form (the "Subscription Form") to the Subscription Agent (as hereinafter defined) at the appropriate address set forth under "-- Subscription Agent". The Subscription Form must be properly completed and duly executed. Subscription Forms may be obtained by contacting Capital Markets Group at (505) 986-6506. Subscriptions for less than 1,000 Common Shares from third-party investors will not be accepted. If subscriptions exceed available Unsubscribed Shares, SCI may allocate available Unsubscribed Shares in SCI's sole discretion. Subscription Forms must be received by the Subscription Agent prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Subscription Forms received after such time will not be honored. On or promptly after September 10, 1997, the business day after the Expiration Date, Capital Markets Group will send each third-party investor a written confirmation of the number of Common Shares allocated to such investor. On or prior to September 15, 1997, the fourth business day after the Expiration Date, third-party investors must deliver payment for the Common Shares subscribed for to the Subscription Agent by wire transfer of immediately available funds, based upon such investor's prorated allocation of Common Shares as notified by SCI or Capital Markets Group.

  Capital Markets Group is affiliated with SCI and, acting as placement agent, may be deemed to be an "underwriter" under the Securities Act in connection with this Offering.

LIMITATION ON SUBSCRIPTIONS

  In its sole discretion, SCI may reduce subscriptions to ensure that no shareholder (other than Security Capital) will beneficially own more than 9.8% of the Common Shares following the Offering and the Merger. SCI's Declaration of Trust limits each shareholder's beneficial ownership to 9.8% of the outstanding shares of SCI's stock without approval of the Board. The Board has the authority pursuant to SCI's Declaration of Trust to redeem any shares in excess of such 9.8% limit. See "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

WITHDRAWAL

  SCI reserves the right to withdraw the Offering (and the offering of Unsubscribed Shares to third parties) at any time prior to or on the Expiration Date and for any reason (including, without limitation, the market price of the Common Shares), in which event all funds received from subscribers will be refunded promptly without interest.

PRINCIPAL SHAREHOLDER

  Security Capital, which owns approximately 44% of the outstanding Common Shares prior to the Offering and the Merger, has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. Also, Common Shares underlying the Rights issued to Security Capital will not be available for oversubscriptions or for sales to third parties. Security Capital's ownership could increase from approximately 44% to approximately 46%, if no Common Shares are purchased in the Offering. If the Offering is fully subscribed, Security Capital's ownership would remain at approximately 44% of the outstanding Common Shares after the Offering and the Merger.

SUBSCRIPTION AGENT

  The Subscription Agent for the Offering is BankBoston, N.A. (the "Subscription Agent"). The address to which Rights Certificates, Subscription Forms, Notices of Guaranteed Delivery and payments should be mailed or delivered is:

           By Regular Mail:                           By Hand:
           BankBoston, N.A.                Securities Transfer & Reporting
       Corporate Reorganization                    Services, Inc.
          Mail Stop 45-02-53                    c/o BankBoston, N.A.
             P.O. Box 8029                    55 Broadway, Third Floor
   Boston, Massachusetts 02266-8029              New York, New York



      By Facsimile Transmission:
            (617) 575-2232                      By Overnight Courier:
            (617) 575-2233                        BankBoston, N.A.
   (for Eligible Institutions only)           Corporate Reorganization
         Confirm by Telephone                    Mail Stop 45-02-53
            (617) 575-3120                        150 Royall Street
                                             Canton, Massachusetts 02021

  Delivery of Rights Certificates, Subscription Forms, Notices of Guaranteed Delivery and payments (other than wire transfers) other than as set forth above will not constitute a valid delivery.

  ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR COMMON SHARES OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SUPPLEMENT SHOULD BE DIRECTED TO SCI'S INFORMATION AGENT, GEORGESON & COMPANY, INC., AT 1-800-223-2064.

FRACTIONAL SHARES

  No fractional Common Shares will be issued, and SCI may adjust for fractional Common Shares resulting from the exercise of the Oversubscription Privilege in any manner it deems appropriate. Rights Certificates may not be divided in such a manner as to create fractional Rights or permit holders to subscribe for a greater number of Common Shares. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominees for more than one beneficial owner may have a Rights Certificate divided by the Subscription Agent (see "--Method of Transferring Rights"), or may, upon proper showing to the Subscription Agent, exercise their Rights Certificates on the same basis as if the beneficial owners were record holders on the Record Date. SCI reserves the right to deny any division of Rights Certificates if in its opinion the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

  Common Shares may be subscribed for pursuant to the exercise of the Rights and the Oversubscription Privilege by properly completing and duly executing the Rights Certificate accompanying this Prospectus Supplement and mailing or delivering the Rights Certificate, together with payment of the full Subscription Price for each Common Share subscribed for pursuant to the exercise of Rights and the Oversubscription Privilege, to the Subscription Agent at the appropriate address set forth above. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their Rights and the Oversubscription Privilege on the same basis as if the beneficial owners were record holders on the Record Date. Payments must be made in United States currency by personal check, cashier's check, bank draft or money order payable to the order of "SCI Rights Offering". In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. Except as described under "--Late Delivery of Payment and Rights Certificates", to be accepted, the properly completed and duly executed Rights Certificate and the payment must be received by the Subscription Agent prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Rights Certificates received after such time will not be honored.

  A holder of Rights who exercises fewer than all of the Rights represented by his or her Rights Certificate will receive from the Subscription Agent a new Rights Certificate representing such unexercised Rights. No new Rights Certificates will be issued after September 2, 1997. Neither SCI nor the Subscription Agent shall incur any liability if a Rights Certificate, furnished by the Subscription Agent or otherwise, is not received in time to be exercised, transferred or sold.

  The instruction letter accompanying the Rights Certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO SCI. Except as described under the captions "--Unsubscribed Shares and Third Party Sales" and "--Late Delivery of Payments and Rights Certificates", no subscription will be deemed to have been received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full Subscription Price. The risk of delivery of all documents and payments is on subscribers, not SCI or the Subscription Agent. If the mail is used, it is recommended that insured, registered mail, return receipt requested, be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Date.

LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

  If, prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date, the Subscription Agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Prospectus Supplement (either by hand, mail, telegram or facsimile transmission) specifying the name of the holder of Rights and the number of Common Shares subscribed for (stating separately the number of Common Shares subscribed for pursuant to the exercise of Rights and the Oversubscription Privilege) and guaranteeing that the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all Common Shares subscribed and oversubscribed for will be delivered to the Subscription Agent within three business days after the Expiration Date, such subscription may be accepted, subject to the Subscription Agent's withholding the certificates for the Common Shares until receipt of the properly completed and duly executed Rights Certificate and payment of such amount within such time period. In the case of holders of Rights that are held of record through DTC, such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and Payments should be mailed or delivered to the appropriate addresses set forth under "--Subscription Agent".

METHOD OF TRANSFERRING RIGHTS

  Rights may be transferred, in whole or in part, to persons who are residents of the United States. Rights may be transferred in whole by endorsing the Rights Certificate for transfer. Rights may be transferred in part by delivering to the Subscription Agent, at the appropriate address set forth under "--Subscription Agent", a Rights Certificate that has been properly endorsed for transfer, with instructions to reissue the Rights in part in the name of the transferee and reissue the balance to the Rights holder. The Rights Certificate must be received by the Subscription Agent by 5:00 p.m., Eastern Daylight Time, on September 2, 1997 for new Rights Certificates to be issued. Unless arrangements are made for return overnight delivery, new Rights Certificates to be issued on or about September 2, 1997 may not be received prior to the Expiration Date. Any arrangements for, and the related expenses of, overnight delivery of new Rights Certificates must be made by the individual holder. Any questions regarding the transfer of Rights should be directed to SCI's information agent, Georgeson & Company, Inc., at 1-800-223-2064.

  All commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase, sale or exercise of Rights are for the account of the transferor or the transferee of the Rights, and none of such commissions, fees or expenses will be paid by SCI.

  Pursuant to a listing application for the underlying Common Shares, the Rights will be traded on the NYSE under the symbol "SCN-RT". Pursuant to the rules of the NYSE, the Rights will be traded only up to the close of the NYSE on September 8, 1997, the business day preceding the Expiration Date. No assurance can be given that a public market will develop or be sustained for the Rights.

VALIDITY OF SUBSCRIPTIONS

  All questions with respect to the validity and form of the exercise of any Rights or the Oversubscription Privilege or third-party subscriptions for Unsubscribed Shares (including time of receipt and eligibility to participate in the Offering) will be determined solely by SCI, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. SCI reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of SCI's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured prior to the Expiration Date unless waived by SCI in its sole discretion. Neither SCI nor the Subscription Agent shall be under any duty to give notification of defects in such subscriptions or incur any liability for failure to give such notification. A subscription will be deemed to have been accepted (subject to SCI's right to withdraw or terminate the Offering) only when a properly completed and duly executed Subscription Form or Rights Certificate, any other required documents and payment of the full Subscription Price with respect to such subscription have been received by the Subscription Agent. SCI's interpretations of the terms and conditions of the Offering shall be final and binding.

RIGHTS OF SUBSCRIBERS

  Subscribers will have no rights as shareholders of SCI with respect to Common Shares subscribed for until certificates representing such Common Shares are issued to them. Subscribers will have no right to revoke their subscriptions after delivery to the Subscription Agent of a completed Rights Certificate or Subscription Form and any other required documents.

FOREIGN SHAREHOLDERS

  Rights Certificates will not be mailed to shareholders whose mailing address is outside the United States or the Province of Ontario, Canada, but will instead be held by the Subscription Agent for such shareholders' accounts until transfer instructions are received. If no instructions are received prior to 10:00 a.m., Eastern Daylight Time, on the fifth business day preceding the Expiration Date, the Subscription Agent will endeavor to sell the Rights of such shareholders for their respective accounts. The net proceeds, if any, from such sales (based on the average price received during such day) will be distributed to such foreign holders. No assurance can be given that the Subscription Agent will be able to sell such Rights.

  The Rights issued pursuant to the Offering to residents of Ontario are not transferable in Ontario and the Common Shares issued to residents of Ontario upon exercise of Rights may not be sold or otherwise disposed of for value in Ontario, except pursuant to either a prospectus or a statutory exemption available only in specific and limited circumstances.

DELIVERY OF COMMON SHARES

  Certificates for Common Shares purchased pursuant to the exercise of Rights will be mailed as soon as practicable after the receipt of all required documents and payment in full of the Subscription Price due for such Common Shares. Certificates for Common Shares purchased pursuant to the exercise of the Oversubscription

Privilege or third-party subscriptions for Unsubscribed Shares will be mailed as soon as practicable after the Expiration Date and the receipt of all required documents and payment in full of the Subscription Price due for such Common Shares. In the case of shareholders whose Common Shares are held through DTC and third-party investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE OFFERING

  The following discussion summarizes all material U.S. federal income tax considerations of the Offering to SCI and its shareholders. To the extent such summary discusses matters of law, such summary represents the opinion of Mayer, Brown & Platt. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Offering under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of SCI shareholders, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations and financial institutions. The discussion of U.S. federal income tax considerations of the Offering set forth below assumes that the Common Shares owned by a shareholder and the Common Shares issued pursuant to the Offering constitute capital assets in the hands of such shareholder. It should be noted that under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income, and the deductibility of capital losses is subject to limitations. THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL SCI SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFERING, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 Taxation of SCI's Shareholders

    Receipt of Right. A shareholder (including a foreign shareholder) will not recognize any gain or loss upon his or her receipt of a Right.

    Tax Basis of Right. If a shareholder exercises or sells a Right, the tax basis of such Right in the hands of the shareholder will be determined by allocating the shareholder's existing tax basis of his or her Common Shares with respect to which the Right was distributed ("Old Shares") between his or her Old Shares and the Right, in proportion to their relative fair market values on the date of distribution. If, however, the fair market value of the Rights distributed to the shareholder (on the date of distribution) is less than 15% of the fair market value of his or her Old Shares, the tax basis of each Right will be deemed to be zero unless the shareholder affirmatively elects, by attaching an election statement to his or her federal income tax return for the year in which he or she receives his or her Rights, to compute the tax basis of his or her Rights in accordance with the preceding sentence. Once made, such an election is irrevocable. A Right will not be treated as having any tax basis if it lapses and, therefore, the holder of an expired Right will not recognize a loss for tax purposes.

    Sale of Right. If a shareholder sells a Right, the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of such Right. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Right (which will include the shareholder's holding period for his or her Old Shares) is more than one year on the date of sale.

    Exercise of Right. No gain or loss will generally be recognized by a shareholder (including a foreign shareholder) upon the purchase of a Common Share pursuant to the exercise of a Right. The tax basis of the Common Shares purchased pursuant to the exercise of Rights will be equal to the sum of (a) the shareholder's tax basis of the Rights exercised and (b) the Subscription Price paid for such Common Shares.

  The holding period of the Common Shares purchased pursuant to the exercise of Rights will commence on the date of exercise. Upon the subsequent sale of such Common Shares (other than to SCI pursuant to a redemption), the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of such Common Shares. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Common Shares is more than one year on the date of sale.

    Foreign Persons. Assuming that SCI currently qualifies and has qualified as a domestically controlled REIT (which SCI believes is the case) (see "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Foreign Shareholders" in the accompanying Prospectus), gain from the sale of the Common Shares and Rights by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

 Taxation of SCI

    SCI will generally not recognize any gain or loss upon (a) the issuance of Rights, (b) the receipt of cash for Common Shares pursuant to the exercise of Rights or (c) the lapse of Rights.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax matters of general application pertaining to the holding and disposing of Common Shares under the Code. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. SCI has not requested and will not request a ruling from the IRS with respect to any of the federal income tax issues discussed below.

  This Prospectus Supplement does not address the taxation of SCI or the impact on SCI of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of SCI". Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Common Shares.

  For a discussion regarding the taxation of dividends and other distributions, see "Federal Income Tax Considerations--Taxation of SCI's Shareholders" in the accompanying Prospectus.

  For a discussion of backup withholding, see "Federal Income Tax
Considerations--Backup Withholding" in the accompanying Prospectus.

  Upon the sale or exchange of Common Shares to a party other than SCI, a holder of Common Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Common Shares (provided the Common Shares are held as a capital asset). Such gain or loss will be a long term capital gain or loss if the holder's holding period with respect to the Common Shares is more than one year at the time of the sale or exchange. Further, any loss on a sale of Common Shares which were held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

TAX CONSIDERATIONS REGARDING THE MERGER

  The following discussion summarizes the material U.S. federal income tax considerations of the Merger and the Warrant Issuance to SCI and its shareholders. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Merger and the Warrant Issuance under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of SCI shareholders, such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt organizations (except with regard to "unrelated business taxable income"). THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL SCI SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER OR WARRANT ISSUANCE, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 The Merger

  In the opinion of Mayer, Brown & Platt, based on certain representations of Security Capital and SCI, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, SCI will not recognize income, gain or loss upon the consummation of the Merger (assuming that SCI makes the election described under "--Built-in Gain Rules" below). In addition, the Merger will not result in a taxable event to the SCI shareholders. Nonetheless, such opinion is not binding on the IRS nor will it preclude the IRS from adopting a contrary position. Moreover, since no ruling from the IRS will be sought with respect to the federal income tax consequences of the Merger, there can be no complete assurance that the IRS will agree with the conclusions set forth herein. The discussion below assumes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Basis and Holding Period. Immediately following the closing date of the Merger, the assets of the REIT Manager and SCI Client Services in the hands of SCI will have the same adjusted tax basis as they had in the hands of the REIT Manager and SCI Client Services immediately prior to the closing date of the Merger. The holding period for each of the assets of the REIT Manager and SCI Client Services in the hands of SCI following the closing date of the Merger will include the period each asset was held by the REIT Manager and SCI Client Services immediately prior to the closing date of the Merger.

  Built-in Gain Rules. Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, SCI will be subject to a corporate level tax if it disposes of any of the assets acquired from Security Capital in the Merger at any time during the 10-year period beginning on the closing date of the Merger (the "Restriction Period"). This tax would be imposed on SCI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of or (b) the selling price of such assets over (ii) SCI's adjusted basis on the closing date in such assets (such excess being referred to as the "Built-in Gain"). SCI currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more of such dispositions will not occur. The results described above with respect to the recognition of Built-in Gain assume that SCI will make the appropriate election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury regulations. Under the Merger Agreement, SCI has covenanted to make this election.

  Liability for Other Taxes. Pursuant to the Merger Agreement, Security Capital will be responsible for income tax liabilities attributable to the operations of the REIT Manager and SCI Client Services through the consummation of the Merger. However, SCI, as successor to the REIT Manager and SCI Client Services in the Merger, will be severally liable (together with Security Capital and the members of its "affiliated group" within the meaning of Section 1502 of the Code) for income tax liabilities of Security Capital and the members of its "affiliated group" for periods prior to and including the year in which the consummation of the Merger occurs. Security Capital, however, has agreed to indemnify and hold harmless SCI from and against any income tax liabilities of the REIT Manager and SCI Client Services for all periods prior to the closing date of the Merger and any income tax liabilities of Security Capital and the members of its "affiliated group".

  Consequences of the Merger on SCI's Qualification as a REIT. In light of the unique federal income tax requirements applicable to REITs, the Merger could have adverse consequences on SCI's continued qualification as a REIT. In the opinion of Mayer, Brown & Platt, based upon certain representations of Security Capital and SCI, the consummation of the Merger will not jeopardize the status of SCI as a REIT under the Code.

 The Warrant Issuance

  Receipt of Warrants. Pursuant to the Warrant Issuance, (i) a shareholder will have ordinary income upon receipt of a warrant pursuant to the Warrant Issuance in an amount equal to the fair market value of the warrants received on the issuance date, (ii) a shareholder's tax basis in the warrants received will equal the fair market value of the warrants received on the issuance date and (iii) a shareholder's holding period for the warrants received will begin on the issuance date.

  Fractional Warrants. If a shareholder receives cash in lieu of a fractional warrant, such shareholder will recognize gain or loss measured by the difference between the tax basis of such fractional warrant (i.e. the fair market value of such fractional warrant on the issuance date) and the amount of cash received. Such gain or loss will constitute capital gain or loss if the shareholder holds the warrants as a capital asset on the issuance date, and will be short-term capital gain or loss since the holding period for such fractional warrants will be less than one year.

  Disposition of Shares Prior to the Warrant Issuance Record Date. While a shareholder generally would not recognize ordinary income on the disposition of his or her Common Shares, a shareholder disposing of his or her Common Shares on or after the closing date of the Merger and prior to the record date for the Warrant Issuance may recognize ordinary income in an amount equal to the fair market value of the right of a holder of the Common Shares to receive the warrants, measured as of the time of disposition of the Common Shares. A shareholder would not be able to offset any portion of such ordinary income with his or her tax basis in his or her Common Shares. To the extent a shareholder recognizes ordinary income, the amount realized for purposes of calculating capital gain or loss on such disposition will be reduced by the amount of such ordinary income.

  Tax-Exempt Shareholders. Section 511 of the Code imposes on organizations exempt from federal income tax under Section 501(a) of the Code a tax at corporate income tax rates on such organizations' "unrelated business taxable income." In the opinion of Mayer, Brown & Platt, the receipt by tax-exempt shareholders of SCI of the warrants pursuant to the Warrant Issuance will be treated as unrelated business taxable income.

  Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the United States tax reporting requirements), an SCI shareholder may be subject to backup withholding with respect to the receipt of the warrants unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. Any amount withheld under these rules will be credited against the shareholder's Federal income tax liability.

  Information Reporting. Security Capital is required to report to the SCI shareholders receiving warrants and the IRS the value of the warrants issued pursuant to the Warrant Issuance on Form 1099-MISC.

  Sale, Disposition, Exercise or Expiration of Warrants. In general, upon a sale or other disposition of a warrant, a holder of warrants will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the warrant holder's tax basis in the warrant. In general, such gain or loss will be a capital gain or loss if the stock into which the warrants are exercisable would be a capital asset in the warrant holder's hands and will be a short-term capital gain or loss because the warrants will expire in one year from the date of issuance.

  Exercise of Warrants. Except as discussed below with respect to cash received in lieu of fractional Class B Stock, a warrant holder will not recognize gain or loss upon the exercise of a warrant. A warrant holder's tax basis in the Class B Stock received upon exercise of a warrant will be equal to the sum of (1) the warrant holder's tax basis in the warrant exercised and
(2) the exercise price paid. The holding period of the Class B Stock received upon the exercise of a warrant will begin on the date of exercise. Holders receiving cash in lieu of fractional Class B Stock upon exercise of a warrant will recognize gain to the extent that the cash received exceeds the warrant holder's tax basis in the portion of the warrant exercised for cash in lieu of fractional Class B Stock.

  Expiration of the Warrants. If a warrant holder's warrants expire without being exercised, the warrant holder will recognize a loss equal to its tax basis in the expired warrants. In general, such loss will be a capital loss if the stock into which the warrants were exercisable would be a capital asset in the warrant holder's hands and will be a short-term loss because the warrants will expire in one year from the date of issuance.

  Adjustment of Conversion Ratio. The terms of the warrants distributed pursuant to the Merger Agreement provide for adjustment of the price for exercise if Security Capital makes certain distributions of stock, cash or other property to its shareholders. While Security Capital does not presently contemplate making such a distribution, if Security Capital makes a distribution of cash or property resulting in an adjustment to the exercise price, the holders of the warrants may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if such warrant holder does not hold any Class B Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Security Capital were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Security Capital would be considered a return of capital, and would reduce the warrant holder's tax basis in the warrants (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds the warrant holder's tax basis in its warrants, the deemed distribution would result in gain to such warrant holder. In any event, the warrant holder's tax basis in its warrants would then immediately be increased by the value of the property deemed to have been distributed.

OTHER TAX CONSIDERATIONS


 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in SCI may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in SCI.

 State and Local Taxes

  SCI and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of SCI and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares of SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                           VALIDITY OF COMMON SHARES

  The validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented, and is currently representing, SCI, Security Capital and certain of their affiliates.

PROSPECTUS
----------

           [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST APPEARS HERE]

       $600,000,000 DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Security Capital Industrial Trust ("SCI") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of SCI or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of SCI as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by SCI, through agents designated from time to time by SCI, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to an additional $77,988,613 of the Offered Securities which were registered under a previous registration statement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

     THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK  HAS NOT PASSED ON  OR
          ENDORSED THE MERITS  OF THIS  OFFERING. ANY  REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 6, 1997.

                             AVAILABLE INFORMATION

  SCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. SCI's outstanding Common Shares, Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares"), and Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbols "SCN", "SCN-PRA" and "SCN-PRB", respectively, and all such reports, proxy statements and other information filed by SCI with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by SCI with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by SCI with the Commission (File No. 1-12846):

    (a) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) SCI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

    (c) SCI's Current Reports on Form 8-K filed January 27, January 30, March 26 and July 11, 1997;

    (d) The description of the Common Shares contained in SCI's registration statement on Form 8-A; and

    (e) The description of SCI's preferred share purchase rights contained in SCI's registration statement on Form 8-A.

  All documents subsequently filed by SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  SCI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Security Capital Industrial Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held, global owner and operator of distribution properties headquartered in the United States based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

  1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities globally;

  2. An organizational structure and service delivery system built around the customer--SCI believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

  3. A disciplined investment strategy based on proprietary research that targets high growth markets with sustainable demand for SCI's low office finish distribution space product; and

  4. Over 270 professionals in 33 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI International Operating System(TM) comprised of the Market Officer Group, the Global Services Group and the Global Development Group that provides an exceptional level of customer service, marketing and development on an international, national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. Through its REIT Management Agreement with Security Capital Industrial Incorporated (the "REIT Manager"), SCI has access to services, including: (i) market research; (ii) building and land acquisition and due diligence; (iii) master-planned distribution park design and building construction; (iv) marketing and asset and leasing management; and (v) capital markets and financial operations. SCI deploys capital in national and international markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional distribution properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                         THREE
                                                                        MONTHS
                                                                         ENDED
                                              YEAR ENDED DECEMBER 31,  MARCH 31,
                                             ------------------------- ---------
                                             1992  1993 1994 1995 1996 1996 1997
                                             ----- ---- ---- ---- ---- ---- ----
Ratio of earnings to combined fixed charges
 and Preferred Share dividends.............  --(a) 11.3 3.3  1.7  1.5  1.5  1.5

--------
(a) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1992 by $311,000.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1995 (the "Indenture"), between SCI and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured and unsubordinated obligations of SCI and will rank equally with all other unsecured and unsubordinated indebtedness of SCI from time to time outstanding. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees (the "Board") of SCI or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of such series will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities of such series will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular

  Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon SCI in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of SCI, if SCI is to have such an option;

    (9) the obligation, if any, of SCI to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of SCI or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any deletions from, modifications of or additions to the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances SCI will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether SCI will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth below under "--Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of SCI to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving SCI or in the event of a change of control. However, SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with certain exceptions (including an exception in the case of Security Capital Group Incorporated "SCG"). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to the Series A Preferred Shares and Series B Preferred Shares restrict beneficial ownership of the Series A Preferred Shares or the Series B Preferred Shares by a person, or persons acting as a group, to 25% of the Series A Preferred Shares or the Series B Preferred Shares, with limited exceptions. Similarly, the Articles Supplementary for each other series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership." These restrictions are designed to preserve SCI's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of SCI that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of SCI, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to any Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt

Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

MERGER, CONSOLIDATION OR SALE

  SCI may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either SCI shall be the continuing entity, or the successor entity (if other than SCI) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of SCI or any Subsidiary as a result thereof as having been incurred by SCI or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. SCI will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) SCI's Total Assets (as defined below) as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of SCI or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of SCI or any Subsidiary is greater than 40% of the sum of (i) SCI's Total Assets as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any unsecured Debt other than intercompany Debt subordinate to the Debt Securities; provided, however, that SCI or a Subsidiary may acquire an entity that becomes a Subsidiary that has unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  SCI and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of SCI and its Subsidiaries on a consolidated basis (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by SCI and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by SCI and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by SCI or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," SCI will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that SCI shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. SCI will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of SCI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that SCI and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. SCI will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. SCI will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of SCI or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of SCI or any Subsidiary; provided, however, that SCI shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not SCI is subject to Section 13 or 15(d) of the Exchange Act, SCI will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if SCI were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which SCI would have been required so to file such documents if SCI were so subject. SCI will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (y) if filing such documents by SCI with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series which continues for 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of SCI contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of SCI or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against SCI or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of SCI or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of SCI.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to SCI (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) SCI shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, SCI must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by SCI with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by SCI and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to SCI as obligor under the Indenture; (ii) to add to the covenants of SCI for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon SCI in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by SCI or any other obligor upon the Debt Securities or any Affiliate of SCI or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by SCI or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and SCI, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  SCI may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, SCI may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section

1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by SCI with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

  Such a trust may only be established if, among other things, SCI has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after SCI has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European

Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event SCI effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, SCI would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but SCI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). SCI may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If SCI has designated such a transfer agent or transfer agents, SCI may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that SCI will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither SCI nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, SCI anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by SCI if such Debt Securities are offered and sold directly by SCI. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of SCI, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  SCI expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. SCI also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by SCI within 90 days, SCI will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, SCI may, at any time and in its sole discretion, subject to any limitations described in the applicable

Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by SCI, of $1,000 and integral multiples thereof.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of SCI and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of SCI and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of SCI and its Subsidiaries, (b) provision for taxes of SCI and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties and property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (f) amortization of deferred charges.

  "Debt" of SCI or any Subsidiary means any indebtedness of SCI or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of SCI or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by SCI or any Subsidiary as lessee which is reflected on SCI's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on SCI's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by SCI or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than SCI or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by SCI or any Subsidiary whenever SCI or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of SCI and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of SCI and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with generally accepted accounting principles) of all other assets (other than accounts receivable and intangibles) of SCI and its Subsidiaries not subject to an Encumbrance.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of SCI and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the types described in clauses (i), (iii) and
(iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of SCI or any Subsidiary.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of SCI or any successor thereof shall have any liability for any obligations of SCI under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. At July 31, 1997, 5,400,000 Series A Preferred Shares were issued and outstanding and held of record by approximately 320 shareholders, 8,050,000 Series B Preferred Shares were issued and outstanding and held of record by approximately 30 shareholders and 2,000,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest were issued and outstanding and held of record by one shareholder.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares offered thereby for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by global securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of SCI as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI, rank
(i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by SCI the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares of such series; and (iii) junior to all equity securities issued by SCI the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of SCI legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of SCI on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and SCI will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of SCI of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by SCI (except by conversion into or exchange for other capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares of a series will be subject to mandatory redemption or redemption at the option of SCI, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by SCI in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of SCI, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of SCI pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, SCI shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by SCI.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of SCI ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of each series of Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of SCI, shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares (as in the case of the Series A Preferred Shares).

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as SCG and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, SCG and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, SCI may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or SCI, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for SCI to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares and the Series B Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of SCI's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by SCI at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to SCI's redemption of Preferred Shares; provided that thereafter any additional Preferred

Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of SCI.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes SCI to issue up to 150,000,000 Shares of Beneficial Interest, par value $0.01 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At July 31, 1997, approximately 97,760,595 Common Shares were issued and outstanding and held of record by approximately 1,030 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and SCI's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of SCI. In the event of a liquidation, dissolution or winding up of the affairs of SCI, the holders of the Common Shares are entitled to share ratably in the assets of SCI remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares and Series B Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares and Series B Preferred Shares and any other series of Preferred Shares which may subsequently be issued by SCI. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On December 7, 1993, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from SCI one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than

SCG) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of SCI or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The Common Shares are listed on the NYSE under the symbol "SCN."

RESTRICTION ON SIZE OF HOLDINGS

  The Declaration of Trust restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving SCI's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For SCI to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the Board in protecting and preserving SCI's REIT status for tax purposes. This restriction does not apply to SCG, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than SCG and 30% in the case of certain shareholders who acquired shares prior to SCI's initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by SCI, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. SCI may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of SCI. SCI may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of SCI are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of SCI as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of SCI or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of SCI to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of SCI as a REIT is advantageous to the shareholders. SCG's ownership of shares is attributed for tax purposes to its shareholders. The Board has exempted SCG from this restriction and has permitted certain other shareholders who acquired shares prior to SCI's initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of SCI or by Trustees for the benefit and on behalf of SCI. Under the Declaration of Trust and Maryland law governing REITs, Trustees are not liable to SCI or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of his duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of that state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of SCI or the Board. The Declaration of Trust further provides that SCI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that SCI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives SCI prompt notice of any such claim or liability and permits SCI to conduct the defense thereof. In addition, SCI is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of SCI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by SCI. Inasmuch as SCI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which SCI's assets plus its insurance coverage would be insufficient to satisfy the claims against SCI and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  SCI intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to SCI and its shareholders of the treatment of SCI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of SCI with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to SCI, SCI has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV (the "Partnerships") and of any other partnerships in which SCI will hold an interest, and is conditioned upon certain representations made by SCI as to certain factual matters relating to SCI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. SCI's qualification and taxation as a REIT will depend upon SCI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that SCI will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as SCI, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If SCI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, SCI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  SCI elected REIT status effective beginning with its taxable year ended December 31, 1993 and the Board believes that SCI has operated and currently intends that SCI will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on SCI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on SCI's operating results.

  The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF SCI

  To qualify as a REIT under the Code for a taxable year, SCI must meet certain organizational and operational requirements.

 ASSET TESTS

  At the close of each quarter of SCI's taxable year, SCI must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of SCI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of SCI's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of SCI's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 GROSS INCOME TESTS

  For each taxable year at least 75% of SCI's gross income must be derived from certain real estate sources, including rents from real property and interest on mortgage obligations. Real estate sources for purposes of those requirements also include gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT's management of the property and rendering of services to tenants must either be with respect to usual or customary services or furnished through a qualified independent contractor.

  In addition to deriving 75% of its gross income from the sources listed above, at least 95% of SCI's gross income for the taxable year must be derived from real estate sources described above or from dividends, interest, gains from the sale or disposition of stock or other securities that are not dealer property and specified other items. Dividends (including SCI's share of any dividends paid by SCI Development Services Incorporated) and interest on any obligations not collateralized by an interest in real property qualify for purposes of the 95% test, but not for purposes of the 75% test.

  SCI must also derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and by reason of involuntary conversion); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction.

  For purposes of the gross income tests, where SCI invests in a partnership, including the Partnerships, SCI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of SCI as it has in the hands of the partnership.

 Ownership Restrictions

  SCI must satisfy certain ownership restrictions under the Code that limit
(i) concentration of ownership of its shares of capital stock by specified persons and (ii) ownership by SCI of its tenants. The Declaration of Trust restricts the transfer of shares when necessary to maintain SCI's qualification as a REIT under these standards. See "Description of Common Shares--Restrictions on Size of Holdings." However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that these restrictions would be effective in maintaining SCI's REIT status.

 Annual Distribution Requirements

  So long as SCI qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends paid deduction) for each taxable year to its shareholders annually, SCI itself will not be subject to federal income tax on that portion of such income distributed to shareholders. SCI will be taxed at regular corporate rates on all income not distributed to shareholders. Nevertheless, it is SCI's policy to distribute at least 95% of its taxable income. REITs may also incur taxes for certain other activities.

 Tax Aspects of SCI's Investments in the Partnerships

  A significant portion of SCI's investments are through the Partnerships. SCI will include its proportionate share of (i) each Partnership's income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and (ii) the assets held by each Partnership for purposes of the REIT asset tests.

  SCI's interest in the Partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "IRS") of the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If a Partnership were to be treated as an association, such Partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of SCI's assets and items of gross income would change, which may preclude SCI from satisfying the REIT asset tests and may preclude SCI from satisfying the REIT gross income tests (see "--Failure to Qualify" below, for a discussion of the effect of SCI's failure to meet such tests). Based on certain representations of SCI, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to Qualify

  If SCI fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, SCI will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which SCI fails to qualify as a REIT will not be deductible by SCI, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, SCI also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SCI'S SHAREHOLDERS

  Distributions paid to SCI's shareholders out of current or accumulated earnings and profits of SCI will generally be taxed to them as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. SCI's earnings and profits will first be allocated to any outstanding Preferred Shares. A distribution of net capital gains by SCI will generally be treated as a long-term capital gain to shareholders to the extent properly designated by SCI as a capital gain distribution and regardless of the length of time a shareholder has held his shares. Capital gains distributions are not eligible for the dividends-received deduction for corporations. Any loss on a sale of shares that were held for six months or less and with respect to which a capital gain distribution was received will be treated as a long-term capital loss, up to the amount of the capital gain distribution received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares. To the extent such a distribution exceeds such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. SCI will notify each shareholder as to the portions of each distribution that, in its view, constitute ordinary income, capital gain or return of capital. Should SCI incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

OTHER TAX CONSIDERATIONS

 SCI Development Services Incorporated

  SCI Development Services Incorporated will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. SCI Development Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that SCI Development Services Incorporated is required to pay Federal, state or local taxes, the cash available for distribution by SCI Development Services Incorporated to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since SCI has made this election, if during the 10-year period beginning on the first day of the first taxable year for which SCI qualifies as a REIT (the "Recognition Period"), SCI recognizes gain on the disposition of any asset held by SCI as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) SCI's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because SCI acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that SCI will pay a substantial corporate level tax on its Built-in Gain.

 Backup Withholding

  SCI will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide SCI with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, SCI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  SCI may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with SCI. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to SCI's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, SCI may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, SCI may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with SCI. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). SCI also may, from time to time, authorize underwriters acting as SCI's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from SCI in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by SCI to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SCI, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, SCI will authorize dealers acting as SCI's agents to solicit offers by certain institutions to purchase Offered Securities from SCI at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of SCI. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, SCI shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for SCI and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related schedules of SCI incorporated by reference herein and in the Registration Statement have been audited or reviewed by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing SCI and certain of its affiliates, including SCG.

                                     GAPP

     The inside front cover page contains a map of the United States and Europe which shows the location of the registrant's target markets and properties. The inside front cover page also contains a bar graph which shows the number of the registrant's customer leases from June 1992 to June 1997.

     The inside back cover page contains pictures and descriptions of eight of the registrant's properties.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCI SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          PROSPECTUS SUPPLEMENT
Security Capital Industrial Trust.........................................   S-3
Terms of the Offering.....................................................   S-5
Business..................................................................   S-6
Strategic and Operating Accomplishments...................................  S-10
Use of Proceeds...........................................................  S-11
Price Range of Common Shares and Distributions............................  S-11
Capitalization............................................................  S-13
The Merger Transaction....................................................  S-14
Selected Financial Data...................................................  S-22
Recent Operating Results..................................................  S-23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-24
REIT Management...........................................................  S-31
The Offering..............................................................  S-43
Certain Federal Income Tax Considerations.................................  S-49
Validity of Common Shares.................................................  S-53
                                PROSPECTUS
Available Information.....................................................     2
Incorporation by Reference................................................     2
Security Capital Industrial Trust.........................................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Combined Fixed
 Charges and Preferred Share Dividends....................................     4
Description of Debt Securities............................................     4
Description of Preferred Shares...........................................    18
Description of Common Shares..............................................    23
Federal Income Tax Considerations.........................................    25
Plan of Distribution......................................................    29
Experts...................................................................    30
Legal Matters.............................................................    30

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         [LOGO OF SECURITY CAPITAL ATLANTIC INCORPORATED APPEARS HERE]

                         54,673,871 RIGHTS TO PURCHASE
                                 COMMON SHARES

                            4,970,352 COMMON SHARES

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                             PROSPECTUS SUPPLEMENT

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